                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                NCR Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                          NCR LOGO

                         NOTICE OF 1999 ANNUAL MEETING
                              AND PROXY STATEMENT

                                                                  March 4, 1999

Dear NCR Stockholder:

   I am pleased to invite you to attend NCR's 1999 Annual Meeting of Stockholders on Thursday, April 15, 1999. The meeting will begin promptly at 9:30 a.m. local time in the Auditorium of Building B at NCR's Sugar Camp Education Center, located at 101 W. Schantz Avenue in Dayton, Ohio.

   This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the Board operates and gives information about our director candidates. A form of proxy for voting at the meeting and our 1998 annual report to stockholders are included with this booklet.

   Please note that management is requesting that you approve an important item of business in addition to the election of directors and approval of the appointment of our independent accountants. The Board unanimously recommends that NCR's Charter be amended to effect a reverse stock split followed immediately by a forward stock split. This will cash out registered stockholders holding fewer than 10 shares of NCR common stock. We describe this transaction, which will benefit both small stockholders in the Company and NCR, more fully in the proxy statement.

   I look forward to sharing more information with you about NCR at the annual meeting. If you plan to attend the meeting, please complete and return to NCR the meeting reservation request form printed on the back of this booklet.

   Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to vote your proxy as soon as possible so that your stock may be represented at the meeting.

                                          Sincerely,

                                          /s/ Lars Nyberg
                                          Chairman of the Board and
                                          Chief Executive Officer

                            YOUR VOTE IS IMPORTANT

   Stockholders of record (also referred to as "registered stockholders") can vote one of two ways:

      (a) Via the Internet:  Visit the web site listed on your proxy card to vote via the Internet.
      (b) By Mail:           Mark, sign, date, and mail your proxy card to our transfer agent, Boston
                             EquiServe, in the enclosed postage-paid envelope.

   If your shares are held in "street" name in the custody of a bank, broker or other holder of record (referred to as a "nominee"), that means your shares are registered in the name of the nominee. As a result, you will receive voting instructions from your nominee. Some nominees, such as banks and brokers, may offer telephone and/or Internet voting.

                         ELIMINATE DUPLICATE MAILINGS

   The Securities and Exchange Commission's rules require us to provide an annual report to stockholders who receive this proxy statement. If you are a registered stockholder and have more than one account in your name or have the same address as other registered stockholders, you may authorize NCR to discontinue mailings of multiple annual reports. If you do this, not only will you stop duplicate mailings, but you will also save the Company money. To discontinue mailings of multiple annual reports, please mark the designated box on the appropriate proxy card(s), or follow the prompts if you are a registered stockholder voting via the Internet.

   If you own your shares in street name, you may also eliminate multiple mailings of annual reports by contacting your nominee.

   Most stockholders may also view future proxy statements and annual reports over the Internet rather than receiving paper copies in the mail. Please see the proxy statement and your proxy and voting instruction card or contact your nominee for further information.

          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF NCR CORPORATION
--------------------------------------------------------------------------------

 Time:

   9:30 a.m. local time

 Date:

   Thursday, April 15, 1999

 Place:

   Auditorium of Building B
   NCR's Sugar Camp Education Center
   101 W. Schantz Avenue
   Dayton, Ohio 45479

 Purpose:

  . Elect Class C directors to hold office for three-year terms and elect a Class B director to hold office for a two-year term;

  . act on a proposal to amend the Company's Charter to effect a reverse stock split followed by a forward stock split of NCR's common stock;

  . approve the appointment of PricewaterhouseCoopers LLP as independent accountants for 1999;

  .  vote on a stockholder proposal regarding executive compensation; and

  . transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

 Other Important Information:

  . Registered stockholders of NCR common stock at the close of business on February 8, 1999, may vote at the meeting.

  . Your shares cannot be voted unless they are represented by proxy or you make other arrangements to have them represented at the meeting. Please vote your shares.

                                        By order of the Board of Directors,

                                        /s/ Laura K. Nyquist
                                        Corporate Secretary

March 4, 1999

NCR Corporation
1700 S. Patterson Blvd.
Dayton, Ohio 45479

                                PROXY STATEMENT
-------------------------------------------------------------------------------

GENERAL INFORMATION

   We are delivering these proxy materials to solicit proxies on behalf of the Board of Directors of NCR Corporation (which we refer to as "NCR," the "Company," "we," or "us"), for the 1999 Annual Meeting of Stockholders, including any adjournment or postponement. The meeting will be held on April 15, 1999, in Dayton, Ohio.

   We are mailing this proxy statement, together with a form of proxy and voting instruction card, and the Company's annual report for the year ended December 31, 1998, starting March 4, 1999, to stockholders entitled to vote at the meeting.

Stockholders Entitled to Vote at the Meeting

   If you are a registered stockholder at the close of business on the record date, February 8, 1999, you are entitled to receive this notice and to vote at the meeting. There were 99,366,078 shares of common stock outstanding on the record date. You will have one vote for each share of NCR common stock you own on each matter properly brought before the meeting.

How to Eliminate Duplicate Mailings

   If you have stock in multiple accounts, you may receive more than one annual report. If you like, you may reduce the number of reports that you receive and save the Company the cost of producing and mailing these extra reports. You may authorize us to discontinue mailing extra reports by marking the appropriate box on the proxy card for selected accounts, making sure that at least one account continues to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards. To resume the mailing of an annual report to an account, please call the NCR stockholder services number, 1-800-NCR-2303 (1-800-627-2303).

   If you own NCR common stock beneficially through a nominee (such as a bank or broker) and receive more than one NCR annual report, please consider giving permission to your nominee to eliminate duplicate mailings.

Electronic Access to Proxy Materials and Annual Report

   This proxy statement and NCR's 1998 annual report are available on an Internet site at http://www.irin.com/ncr. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

   If you are a registered stockholder, you can choose this option and save the Company the cost of producing and mailing these documents by following the instructions provided on your proxy card or following the prompt if you choose to vote over the Internet. If you hold your NCR stock in nominee name (such as through a bank or broker), check the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet.

   If you are a registered stockholder and choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail next year with instructions containing the Internet address of those materials.

   Most stockholders who hold their NCR stock through a nominee (such as a bank or broker) and who elect electronic access will also receive an e-mail next year containing the Internet address to use to access NCR's proxy statement and annual report.


How to Vote Your Shares

   Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to vote. If you own your shares in record name, you may cast your vote one of two ways:


  . Vote by Internet: You can choose to vote your shares over the Internet site listed on your proxy card. This site will give you the opportunity to make your selections and confirm that your instructions have been followed. We have designed our Internet voting procedures to authenticate your identity by use of a unique control number found on the enclosed proxy card. If you vote via the Internet, you do not need to return your proxy card.

  . Vote by Mail: If you choose to vote by mail, simply mark your proxy card, and then date, sign, and return it to Boston EquiServe in the postage-paid envelope provided.

   Stockholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How to Revoke Your Proxy

   You may revoke your proxy at any time before it is voted at the meeting by:

  . properly executing and delivering a later-dated proxy;

  . voting by ballot at the meeting; or

  . sending a written notice of revocation to the inspectors of election in care of the Corporate Secretary of the Company at the address listed above.

Voting at the Annual Meeting

   The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the meeting.

   Your shares will be voted at the meeting as directed by the instructions on your proxy card if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the annual meeting; and (4) you did not revoke your proxy prior to the meeting.

The Board's Recommendations

   If you send a properly executed proxy card without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors:

  . FOR the election of the nominated slate of directors (see pages 5 to 8);

  . FOR the approval of the amendment to NCR's Charter to effect a reverse split followed by a forward split of NCR's common stock (see pages 9 to 18);

  . FOR the approval of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 1999 (see page 18); and

  . AGAINST the stockholder proposal on executive compensation (see pages 19 to 20).

Voting Shares Held in Employee Savings Plans

   If you are a participant in the NCR Savings Plan, your proxy includes any NCR common stock allocated to your plan account. The trustee of this plan will vote the number of shares allocated to your account according to your instructions. If you do not return your proxy representing your allocated shares in the NCR Savings Plan, the trustee will vote those shares in accordance with the terms of the plan.

   As you probably know, NCR was previously a wholly-owned subsidiary of AT&T Corp. ("AT&T") from 1991 until the end of 1996. On December 31, 1996, AT&T distributed all of its shares of NCR common stock to AT&T's stockholders and NCR became a publicly-traded company. We refer to this transaction as the "spinoff." In 1996 and 1997, AT&T also spun off Lucent Technologies Inc. and sold AT&T Capital Corporation. As a result, you may hold shares of NCR common stock through other savings plans. If so, you may receive separate voting instructions from those plans' administrators and your shares will be voted in accordance with the terms of each of those plans. Please sign and return those instructions promptly to be sure those shares are represented at the annual meeting.

Votes Required to Approve Each Item

   The presence at the meeting (in person or by proxy) of the holders of at least a majority of the shares outstanding on the record date, February 8, 1999, is necessary to have a quorum allowing us to conduct business at the meeting.

   The following votes are required to approve each item of business at the meeting:

  . Election of Directors: A majority of the votes cast at the meeting (in person or by proxy) is required to approve the election of the directors (Item 1).

  . Charter Amendments: Approval of the proposed amendments to the Company's
    Charter to effect the reverse and forward stock splits requires the affirmative vote by the holders of a majority of the shares outstanding and entitled to vote at the meeting (Item 2).

  . Other Items: A majority of the votes cast at the meeting (in person or by proxy) is required to approve the other items of business (Items 3 and 4 and any other business).

   Broker "no-votes" and abstentions have no effect on the outcome of the vote for the election of directors or any other items, except that they will have the effect of a negative vote on the proposal to amend NCR's Charter (Item 2). Broker "no-votes" occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner.

Annual Meeting Admission

   You may attend the meeting if you are a registered stockholder, a proxy for a registered stockholder, or a beneficial owner of NCR common stock with evidence of ownership. If you plan to attend the meeting in person, please complete and return to NCR's Corporate Secretary the meeting reservation request form printed on the back of this booklet. If you are not a registered stockholder, please include evidence of your ownership of NCR stock with the form (such as an account statement showing you own NCR stock as of the record date). If you do not have a reservation for the meeting, you may still attend if we can verify your stock ownership at the meeting.

   We will include the results of the meeting in NCR's next quarterly report filed with the Securities and Exchange Commission ("SEC"). You may also find information on how to obtain a full transcript of the meeting in that quarterly report or by writing to NCR's Corporate Secretary at NCR Corporation, 1700 South Patterson Blvd., Dayton, Ohio 45479.

                                STOCK OWNERSHIP
-------------------------------------------------------------------------------

Ownership by Officers and Directors

   This table shows the NCR stock beneficially owned by each executive officer named in the Summary Compensation Table found on page 23 and each non-employee director as of December 31, 1998. As of that date, no individual director or executive officer beneficially owned 1% or more of NCR's stock, however, the directors and executive officers as a group beneficially owned 1.19%.

                                     Total Shares Shares Covered Shares Covered
                                     Beneficially by Exercisable by Restricted
Name                                   Owned(1)     Options(2)   Stock Units(3)
----                                 ------------ -------------- --------------
Lars Nyberg, Director and Officer...    343,925       297,543        16,661
William Eisenman, Officer...........    133,100       126,855         3,784
Tony Fano, Officer..................    144,881       134,392         4,327
David Holmes, Director (4)..........      6,268         4,473             0
Linda Fayne Levinson, Director (4)..      6,268         4,473             0
James Long, Director (4)............      1,928             0             0
Per-Olof Loof, Officer..............     87,968        83,398         4,396
Ronald Mitsch, Director (4).........      6,268         4,473             0
C.K. Prahalad, Director.............      7,009         4,473             0
James Robbins, Director (4)(5)......      7,868         4,473             0
William Stavropoulos, Director (4)..      7,268         4,473             0
Hideaki Takahashi, Officer..........    146,991       137,809         5,822
Directors and Executive Officers as
 a Group (18 persons)(6)............  1,173,354     1,059,149        47,226

--------
(1) Some of NCR's executive officers and directors own fractional shares of NCR stock. For purposes of this table, all fractional shares have been rounded to the nearest whole number.
(2) Of the total number of shares of NCR stock beneficially owned by the Company's officers and directors, this column shows those shares the officers and directors have the right to acquire through stock option exercises within 60 days after December 31, 1998.
(3) Of the total number of shares of NCR stock beneficially owned by the Company's officers and directors, this column shows those shares which may be acquired within 60 days of December 31, 1998, pursuant to vested restricted stock units awarded under NCR's employee incentive compensation plans.
(4) Upon election to the board, each director received an initial grant of NCR common stock with a value of $60,000 at the time of grant and was given the opportunity to defer immediate receipt of the grant. Of those directors who elected to defer receipt of this grant, the table includes 1,795 units based on NCR common stock equivalents for each of Messrs. Holmes, Mitsch, and Robbins and Ms. Levinson, and 1,928 units based on NCR common stock equivalents for Mr. Long. These units are held in deferred stock accounts as set forth below under the caption "Compensation of Directors." These deferred stock accounts are paid in stock. In addition, some directors have also elected to receive some or all of their annual retainer as deferred NCR common stock equivalents. As a result of this election, these directors each received the following number of stock units in deferred stock accounts: Mr. Holmes (1,658); Mr. Long (181); Dr. Mitsch (1,658); Mr. Robbins (1,658); and Mr. Stavropoulos (1,658). These deferred stock accounts are paid in either cash or stock, as elected by the director. The table does not include the deferred retainer amounts held in these deferred stock accounts.
(5) Includes 300 shares held by Mr. Robbins' children for which he disclaims any beneficial interest.
(6) Includes 56.25 shares held by three grandchildren of one of the executive officers for which he disclaims any beneficial interest.

Largest Owner of NCR Stock

   As of February 18, 1999, NCR knew of only one entity that beneficially owned more than 5% of the Company's outstanding stock. The percentage of stock owned by such holder is based on the total outstanding shares of stock as of December 31, 1998.

                                                                         Percent
                                                            Total Number   of
Name and Address of Beneficial Owner                         of Shares    Class
------------------------------------                        ------------ -------
Dodge & Cox Incorporated................................... 7,027,240(1)  7.1%
One Sansome Street, 35th Floor
San Francisco, California 94104

--------
(1) Based on the Schedule 13G filed by Dodge & Cox Incorporated with the SEC, dated February 10, 1999. According to this filing, Dodge & Cox, as a registered investment advisor, has sole power to dispose or direct the disposition of all of these shares, has sole voting power over 6,348,109 shares, and has shared voting power over 80,600 shares.

-------------------------------------------------------------------------------
                      ELECTION OF THREE CLASS C DIRECTORS
                           AND ONE CLASS B DIRECTOR
                            (Item 1 on Proxy Card)
-------------------------------------------------------------------------------

   The Board of Directors is currently divided into three classes of directors. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes is elected each year to succeed the directors whose terms are expiring. Class C directors will be elected at the annual meeting to serve for a term expiring at the annual meeting in the year 2002. The terms for the directors in Class A expire in 2000. The Class B directors' terms will expire in 2001.

  Proxies solicited by the board will be voted for the election of the nominees, unless you withhold your vote on your proxy card. The board has no reason to believe that these nominees will be unable to serve. However, if any one of them should become unavailable, the board may reduce the size of the board or designate a substitute nominee. If the board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

The Board recommends that you vote FOR
each of the following nominees for election as a director:

Class C--Nominees for Terms Expiring in 2002:

   NCR's Board of Directors has proposed the following nominees for election as Class C directors at the annual meeting. Each of the nominees has consented to serve a three-year term.

  Ronald A. Mitsch, 64, was the Vice Chairman and Executive Vice President of 3M, a global, diversified manufacturing company, from 1995 until November 1, 1998. Dr. Mitsch was also 3M's Executive Vice President, Industrial and Consumer Markets and Corporate Services, from 1991 until November 1, 1998. Dr. Mitsch will remain a director of 3M until May 1999. He is also a director of Lubrizol Corporation and Shigematsu Works Inc., Tokyo, Japan. He became a director of NCR on January 1, 1997.

  C.K. Prahalad, 57, is a Professor of Business Administration at The University of Michigan. Professor Prahalad is a specialist in corporate strategy and the role of top management in large, diversified, multi-national corporations. He is also a director of OIS Optical Imaging Systems, Inc. and became a director of NCR on January 1, 1997.

  William S. Stavropoulos, 59, has been President and Chief Executive Officer of The Dow Chemical Co., a chemical and plastics producer, since 1995. Mr. Stavropoulos became President of Dow Chemical in 1993, and was its Chief Operating Officer from 1993 to 1995. He was a Senior Vice President at Dow Chemical from 1991 to 1993, and President of Dow U.S.A. from 1990 to 1993. Mr. Stavropoulos is also a director of Dow Corning Corporation,

  BellSouth Corporation, and Chemical Financial Corporation. He became a director of NCR on January 1, 1997.

Class B--Nominee for Term Expiring in 2001:

   In October 1998, the Board of Directors increased the number of directors on the board from seven to eight members. This action created a vacant board position. The board then elected James R. Long as a Class B director to fill this vacancy until the 1999 annual meeting. The board has nominated Mr. Long for election as a Class B director at the annual meeting. Mr. Long has consented to serve a two-year term expiring in 2001.

  James R. Long, 56, has been Executive Vice President for Northern Telecom Ltd. ("Nortel") and President of its Enterprise Networks business since June 1991. Mr. Long has worldwide responsibility for development, manufacturing, sales and marketing of Nortel's portfolio of voice communication products and related solutions designed for enterprise customers. Prior to 1991, he was President of Nortel World Trade, Group Executive Asia, and Corporate Vice President of Quality. Before joining Northern Telecom, Mr. Long spent 25 years with IBM Corporation in a variety of sales, marketing, and management capacities. Mr. Long is also a director of Williams Communications Solutions and Matra Nortel Communications. He became a director of NCR on October 16, 1998.

Directors Whose Terms of Office Continue

   The individuals listed below are presently serving as directors.

Class A--Terms Expire in 2000:

  Lars Nyberg, 47, has been Chairman, Chief Executive Officer, and President of NCR since June 1, 1995. Before joining NCR, from 1993 to 1995, Mr. Nyberg was Chairman and Chief Executive Officer of the Communications Division for Philips Electronics NV, an electronics and electrical products company. He also served as a member of the Philips Group Management Committee during that time. In 1992, Mr. Nyberg was appointed Managing Director, Philips Consumer Electronics Division. From 1990 to 1992, he was Chairman and Chief Executive Officer of Philips Computer Division. Mr. Nyberg became a director of NCR in 1995.

  David R. Holmes, 58, has been President and Chief Executive Officer of The Reynolds and Reynolds Company since 1989 and its Chairman since August 1990. He joined Reynolds and Reynolds, a provider of information management systems and services to the automotive and general business markets, in 1984 as Senior Vice President of its Computer Systems Division. Prior to joining Reynolds and Reynolds, he was Vice President and General Manager at Nabisco Brands, Inc. Mr. Holmes is a director of The Dayton Power & Light Company. He became a director of NCR on January 1, 1997.

  James O. Robbins, 56, has served as President and Chief Executive Officer of Cox Communications, Inc., a broadband communications company, since May 1994. Prior to that time, he was President of the Cable Division of Cox Enterprises, Inc., from 1985 to 1994. Before joining Cox in 1983, he was Senior Vice President of Operations, Western Region, for Viacom Communications, Inc. Mr. Robbins is a director of Cox Communications, Inc., and is a representative on the Partnership Board managing Sprint Spectrum, L.P. He became a director of NCR on January 1, 1997.

Class B--Term Expires in 2001:

  Linda Fayne Levinson, 57, has been a principal with Global Retail Partners, a private equity investment fund investing in start-up and early-stage retail and electronic commerce companies, since 1997. She is also President of Fayne Levinson Associates, an independent consulting firm she founded in 1994 that advises both major corporations and start-up entrepreneurial ventures in the areas of strategy, market, and corporate development. In 1993, Ms. Levinson was an executive with Creative Artists Agency Inc. From 1989 to 1992, she was a partner in the merchant banking operations of Alfred Checchi Associates, Inc. She is also a director of Genentech, Inc., Administaff, Inc., and Jacobs Engineering Group Inc. Ms. Levinson became a director of NCR on January 1, 1997.

The Board of Directors

   The Board of Directors oversees the overall performance of the Company on your behalf. Members of the board stay informed of the Company's business through discussions with the Chairman and other members of management and staff, by reviewing materials provided to them, and by participating in board and committee meetings. The board met six times last year and held 14 committee meetings. On average, the directors attended 90% of the total board and committee meetings held in 1998. Mr. Holmes attended less than 75% of the aggregate of total board meetings and committee meetings for the committee on which he served in 1998.

Committees of the Board

   NCR's Board of Directors has four committees: the Audit and Finance Committee, the Compensation Committee, the Committee on Directors, and the Executive Committee.

   Audit and Finance Committee: This committee meets with management to review the adequacy of the Company's financial, accounting, and reporting control processes as well as the scope and results of audits performed by NCR's independent accountants and internal auditors. In addition, the Audit and Finance Committee:

  . reviews treasury matters such as NCR's cash position and capital structure, pension and profit sharing plans, and NCR's risk management policies and practices

  . reviews NCR's capital appropriation plans and other significant financial matters affecting the Company

  . recommends the appointment of the Company's independent accountants to the board.

   Compensation Committee: This committee reviews and approves NCR's compensation philosophy and programs covering executive officers and key management employees as well as the competitiveness of NCR's total executive officer compensation practices. The committee also:

  . reviews the performance levels of NCR's executive officers

  . determines base salaries and equity and incentive awards for NCR's executive officers

  . makes recommendations to the board concerning the directors' compensation

  . reviews NCR's executive compensation plans

  . reviews management's proposals to make significant organizational changes or significant changes to existing executive officer compensation plans

  . oversees NCR's plans for management succession.

   Committee on Directors: This committee establishes procedures for the selection, retention, and performance evaluation of directors; reviews board governance procedures; and reviews the Company's ethics and compliance program. The committee also reviews the composition of NCR's Board of Directors and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the board, recommends any successors. The Committee on Directors recommended this year's director nominations at its December 1998 meeting.

   Executive Committee: This committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power, among other things, to declare dividends, issue stock, amend the Bylaws when the Board is not in session, recommend to the stockholders any action that requires stockholder approval, or approve any merger or share exchange which requires stockholder approval. This committee will meet between regular board meetings if urgent action is required.

                          Board Committee Membership

                                                          Audit and
                                   Executive Compensation  Finance  Committee on
  Name                             Committee  Committee   Committee  Directors
--------------------------------------------------------------------------------
  Lars Nyberg.....................      X*                                X
  David Holmes....................                 X
  Linda Fayne Levinson............                 X                      X*
  James Long......................                             X
  Ronald Mitsch...................      X          X*                     X
  C.K. Prahalad...................      X                      X
  James Robbins...................                             X
  William Stavropoulos............      X                      X*
  Number of meetings in 1998......      0          7           4          3

*Chair

Compensation of Directors

   Mr. Nyberg does not receive any extra pay for serving as a director on NCR's board. Each of NCR's non-employee directors receives an annual retainer of $30,000. This retainer is payable for the year beginning on the date of NCR's annual meeting and ending on the day before the next such meeting. The retainer is payable quarterly in equal installments as long as the director is still serving on NCR's board. If a director resigns or is terminated, he or she will forfeit any future installments of the annual retainer.

   The directors may elect to receive all or a portion of their annual retainer in NCR stock instead of cash. In addition, the directors may choose to defer receipt of this stock (a) until he or she resigns or is no longer a director, (b) until five or ten years after it is payable, or (c) in one to five equal annual installments, beginning either the year after the retainer is earned, or the year following the date of termination as a director.

   The Company maintains stock unit accounts based on NCR stock for deferred stock payments. Dividend payments on NCR stock equivalents, if any, will be reinvested in additional deferred stock units. Deferred stock payments may be paid in cash or in stock. A director who leaves the board prior to the date of payment of deferred stock units may elect, prior to termination, to convert the deferred stock units to a deferred cash account.

   Upon joining the board, each of the non-employee directors received an initial grant of NCR common stock with a value equal to $60,000. These directors had the option of receiving this stock immediately or deferring receipt in the same manner available for deferring their annual retainer, however, these deferred stock accounts are paid only in stock. If deferred, a stock unit account is maintained for each participating director.

   In addition, NCR also pays a portion of director compensation in stock options. Each non-employee director receives stock option grants effective on the date of the annual meeting. The options have an exercise price of the fair market value of the stock on the grant date and are fully vested on the grant date. In 1998, the non-employee directors, except for Mr. Long, received options for 2,023 shares of NCR common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

   All executive officers and directors of the Company timely filed the reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended, during 1998; except that, due to administrative oversight, Mr. Takahashi and Mr. Stavropoulos each failed to file one Form 4 on a timely basis to report a transaction. Each transaction was reported immediately upon discovery of the oversight.

--------------------------------------------------------------------------------
  DIRECTORS' PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD STOCK SPLIT
                             OF NCR'S COMMON STOCK
                             (Item 2 on Proxy Card)
--------------------------------------------------------------------------------

Summary

   The Board of Directors has authorized, and recommends for your approval, a reverse 1-for-10 stock split followed immediately by a forward 10-for-1 stock split of NCR's common stock. As permitted under Maryland state law, registered stockholders whose shares of stock are converted into less than 1 share in the reverse split will receive cash payments equal to the fair value of those fractional interests. We refer to the reverse and forward stock splits, together with the related cash payments to stockholders with small holdings, as the "Transaction." We also refer to our record stockholders whose shares of NCR stock are registered in their names as "registered stockholders."

   If approved, the Transaction will take place on May 14, 1999. In order to complete the Transaction, a majority of the stockholders entitled to vote at the annual meeting must approve amendments to NCR's Amended and Restated Articles of Incorporation (the "Charter"). We attach the proposed amendments to NCR's Charter to this proxy statement as Appendix A.

   The highlights of the Transaction are as follows.

Effect on Stockholders:

   If approved at the annual meeting, the Transaction will affect NCR stockholders as follows after completion:


                                                 Net Effect After Transaction
        Stockholder as of May 14, 1999                    Completion
   -----------------------------------------------------------------------------
     Registered stockholders holding 10 or  None.
     more shares of NCR stock in a record
     account
   -----------------------------------------------------------------------------
     Registered stockholders holding fewer  Shares will be cashed out at a price
     than 10 shares of NCR stock in a       based on the trading value of the
     record account                         shares at that time (see
                                            "Determination of Trading Value"
                                            below). You will not have to pay any
                                            commissions or other fees on this
                                            cash-out. Holders of these shares
                                            will not have any continuing equity
                                            interest in NCR.

   -----------------------------------------------------------------------------
     Stockholders holding NCR stock in      NCR does not intend for the
     street name through a nominee (such    Transaction to affect stockholders
     as a bank or broker)                   holding NCR stock in street name
                                            through a nominee (such as a bank or
                                            broker). However, nominees may have
                                            different procedures and NCR
                                            stockholders holding NCR stock in
                                            street name should contact their
                                            nominees to determine whether they
                                            will be affected by the Transaction.

Reasons for the Transaction:

   The board recommends that the stockholders approve the Transaction for the following reasons, among other things (as described in detail under "Background and Purpose of the Transaction" below):


                     Issue                                 Solution
   ------------------------------------------------------------------------------
     As a result of the spinoff from AT&T,  The Transaction will reduce the
     NCR has an exceptionally large number  number of registered stockholders of small stockholders. Almost 600,000  with small accounts and result in
     registered stockholders hold fewer     significant cost savings for NCR.
     than 10 shares of NCR stock in their
     record accounts. Continuing to
     maintain accounts for these
     stockholders will cost NCR over $2
     million per year.
   ------------------------------------------------------------------------------
     In many cases it is prohibitively      The Transaction cashes out
     expensive for stockholders with fewer  stockholders with small record
     than 10 shares to sell their shares    accounts without transaction costs
     on the open market.                    such as brokerage fees. However, if
                                            these stockholders do not want to
                                            cash out their holdings of NCR stock,
                                            they may purchase additional shares
                                            on the open market to increase their
                                            record account to at least 10 shares,
                                            or, if applicable,
                                            consolidate/transfer their record
                                            accounts that are registered with the
                                            transfer agent in the same way. In
                                            addition, if beneficial owners of
                                            fewer than 10 shares of stock want to
                                            have those shares cashed out in the
                                            Transaction, they should instruct
                                            their nominee to transfer their
                                            shares into a record account far
                                            enough in advance so that the shares
                                            are registered in their names by May
                                            14, 1999.


Structure of the Transaction

   The Transaction includes both a reverse stock split and a forward stock split of NCR common stock. If this Transaction is approved and occurs, the reverse split will occur at 6:00 p.m. on May 14, 1999. All registered stockholders on May 14, 1999 will receive 1 share of NCR common stock for every 10 shares of NCR stock held in their record accounts at that time. Any registered stockholder who holds fewer than 10 shares of NCR stock in a record account at 6:00 p.m. on May 14, 1999 (also referred to as a "Cashed-Out Stockholder"), will receive a cash payment instead of fractional shares. This cash payment will be based on the trading value of the cashed-out shares at that time. (See "Determination of Trading Value" below for a description of how the trading value will be determined upon completion of the Transaction.) Immediately following the reverse split, at 6:01 p.m. on May 14, 1999, all registered stockholders who are not Cashed-Out Stockholders will receive 10 shares of NCR common stock for every 1 share of stock they received after the reverse stock split. If a stockholder holds 10 or more shares in a record account, any fractional share in the account will not be cashed out after the reverse split and the total number of shares held in that account will not change as a result of the Transaction.

   In general, the Transaction can be illustrated by the following examples:

             Hypothetical Scenario                          Result
   ------------------------------------------------------------------------------
     Ms. Smith is a registered stockholder  Instead of receiving a fractional
     who holds 9 shares of NCR stock in     share ( 9/10 of a share) of NCR stock
     her record account as of 6 p.m. on     after the reverse split, Ms. Smith's
     May 14, 1999. At that time, assume     9 shares will be converted into the
     the trading value of 1 share of NCR    right to receive cash. Using the
     stock is $45 (see "Determination of    hypothetical trading value of $45 per
     Trading Value" below).                 share, Ms. Smith will receive $405.00
                                            ($45 x 9 shares).
                                            Note: If Ms. Smith wants to continue
                                            her investment in NCR, she can buy at
                                            least 1 more share of NCR stock and
                                            hold it in her record account. Ms.
                                            Smith would have to act far enough in
                                            advance of May 14, 1999 so that the
                                            purchase is complete by the close of
                                            business on that date.
   ------------------------------------------------------------------------------
     Mrs. Jones has 2 record accounts. As   Mrs. Jones will receive cash payments
     of May 14, 1999, she holds 5 shares    equal to the trading value of her
     of NCR stock in one account and 7      shares of NCR stock in each record
     shares of NCR stock in the other. All  account instead of receiving
     of her shares are registered in her    fractional shares ( 1/2 share and
     name only.                             7/10 share). Assuming a hypothetical
                                            trading value of NCR stock at $45 per
                                            share, Mrs. Jones would receive two
                                            checks totaling $540 (5 x $45 = $225;
                                            7 x $45 = $315; $225 + $315 = $540).
                                            Note: If Mrs. Jones wants to continue
                                            her investment in NCR, she can
                                            consolidate/ transfer her two record
                                            accounts prior to May 14, 1999. In
                                            that case, her holdings will not be
                                            cashed out in connection with the
                                            Transaction because she will hold at
                                            least 10 shares in one record
                                            account. She would have to act far
                                            enough in advance so that the
                                            consolidation is complete by the
                                            close of business on May 14, 1999.
   ------------------------------------------------------------------------------
     Mr. Taylor holds 15.5 shares of NCR    After the Transaction, Mr. Taylor
     stock in his record account as of May  will continue to hold all 15.5 shares
     14, 1999.                              of NCR stock.
   ------------------------------------------------------------------------------
     Mr. Updike holds shares of NCR stock   NCR does not intend for the
     in a brokerage account as of May 14,   Transaction to affect stockholders
     1999.                                  holding NCR stock in street name
                                            through a nominee (such as a bank or
                                            broker). However, nominees may have
                                            different procedures and NCR
                                            stockholders holding NCR stock in
                                            street name should contact their
                                            nominees to determine whether they
                                            will be affected by the Transaction.
                                            Note: If Mr. Updike holds fewer than
                                            10 shares and desires to have his
                                            shares cashed out in the Transaction,
                                            he should contact his broker to
                                            transfer them to his record name
                                            prior to May 14, 1999. He would have
                                            to act far enough in advance so that
                                            the transfer is complete by the close
                                            of business on May 14, 1999.

Background and Purpose of the Transaction

   NCR has an unusual stockholder base of approximately 1.5 million stockholders, including almost 1 million registered stockholders. This exceptionally large base is principally the result of the spinoff of NCR from AT&T at the end of 1996, which was one of the most widely held public companies. At the spinoff, each of the millions of AT&T registered stockholders received one share of NCR stock for every 16 shares of their AT&T common stock. Since that time, NCR has been able to reduce its total number of stockholders by almost 800,000 by offering several programs that have allowed stockholders with small accounts to sell their holdings cost-effectively. However, the effect of AT&T's large stockholder base continues.

   As of February 8, 1999, approximately 600,000 registered holders of NCR common stock owned fewer than 10 shares of stock. At that time, these stockholders represented approximately 62% of the total number of registered holders of NCR stock, but they owned less than 2.3% of the total number of outstanding shares of NCR's stock.

   The Transaction will provide these registered stockholders with fewer than 10 shares with a cost-effective way to cash out their investments, because NCR will pay all transaction costs such as brokerage or service fees in connection with the Transaction. In most other cases, small stockholders would likely incur brokerage fees disproportionately high relative to the market value of their shares if they wanted to sell their stock. In addition, some small stockholders might even have difficulty finding a broker willing to handle such small transactions. The Transaction, however, eliminates these problems for most small stockholders.

   Moreover, NCR will benefit from substantial cost savings as a result of the Transaction. The costs of administering each registered stockholder's account is the same regardless of the number of shares held in each account. Therefore, NCR's costs to maintain thousands of small accounts are disproportionately high when compared to the total number of shares involved. In 1999, we expect that each registered stockholder will cost the Company in excess of $2.70 for transfer agent fees and the printing and postage costs to mail the proxy materials and annual report. We expect that these costs will only increase over time.

   In light of these disproportionate costs, the board believes that it is in the best interests of the Company and its stockholders as a whole to eliminate the administrative burden and costs associated with approximately 600,000 small record accounts with fewer than 10 shares of NCR stock. We expect that we will reduce the total direct cost of administering stockholder accounts by at least $2 million per year if we complete the Transaction.

   NCR may in the future pursue alternative methods of reducing its stockholder base, whether or not the Transaction is approved, including odd-lot tender offers and programs to facilitate sales by stockholders of odd-lot holdings. However, there can be no assurance that NCR will decide to engage in any such transaction.

Effect of the Transaction on NCR Stockholders

Stockholders With a Record Account of Fewer Than 10 Shares:

   If we complete the Transaction and you are a Cashed-Out Stockholder (i.e., a stockholder holding fewer than 10 shares of NCR common stock in a record account immediately prior to the reverse stock split):

  . You will not receive a fractional share of NCR stock as a result of the reverse split.

  . Instead of receiving a fractional share of NCR stock, you will receive cash equal to the trading value of your affected shares. See
    "Determination of Trading Value" below.

  . After the reverse split, you will have no further interest in the Company with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a stockholder or share in the Company's assets, earnings, or profits. In other words, you will no longer hold your cashed-out shares, you will just have the right to receive cash for these shares.

  . You will not have to pay any service charges or brokerage commissions in connection with the Transaction.

  . As soon as practicable after May 14, 1999, you will receive cash for the NCR stock you held in your record account immediately prior to the reverse split in accordance with the procedures described below.

   Stockholders With Book-Entry Shares:

   * Most of NCR's registered stockholders hold their shares of NCR stock in book-entry form under the Direct Registration System for securities. These stockholders do not have stock certificates evidencing their ownership of NCR's stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

   * If you are a Cashed-Out Stockholder who holds registered shares in a book-entry account, you do not need to take any action to receive your cash payment. We will mail a check to you at your registered address as soon as practicable after May 14, 1999. By signing and cashing this check, you will warrant that you own the shares for which you receive a cash payment.

   Stockholders With Certificated Shares:

   * If you are a Cashed-Out Stockholder with a stock certificate representing your cashed-out shares, you will receive a transmittal letter from NCR as soon as practicable after May 14, 1999. The letter of transmittal will contain instructions on how to surrender your certificate(s) to the Company's transfer agent, Boston EquiServe, for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to Boston EquiServe, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal. For further information, see "Stock Certificates" below.

  . All amounts owed to you will be subject to applicable federal income tax and state abandoned property laws.

  . You will not receive any interest on cash payments owed to you as a result of the Transaction.

 NOTE: If you want to continue to hold NCR stock after the Transaction, you may do so by taking either of the following actions far enough in advance so that it is complete by May 14, 1999:

 (1) purchase a sufficient number of shares of NCR stock on the open market and have them registered in your name so that you hold at least 10 shares in your record account immediately prior to the reverse split; or

 (2) if applicable, consolidate your record accounts so that you hold at least 10 shares of NCR stock in one record account immediately prior to the reverse split.

Registered Stockholders With 10 or More Shares:

   If you are a registered stockholder with 10 or more shares of common stock in your record account as of 6:00 p.m. on May 14, 1999, we will first convert your shares into one tenth ( 1/10) of the number of shares you held immediately prior to the reverse split. One minute after the reverse split, at 6:01 p.m., we will reconvert your shares in the forward stock split into 10 times the number of shares you held after the reverse split, which is the same number of shares you held before the reverse split. For example, if you were a registered owner of 25 shares of NCR stock immediately prior to the reverse split, your shares would be converted to 2.5 shares in the reverse split and back to 25 shares in the forward split. As a result, the Transaction will not affect the number of shares that you hold in record name if you hold 10 or more shares of NCR stock in your record account immediately prior to the reverse split.

Beneficial Owners of NCR Stock:

   NCR does not intend for the Transaction to affect stockholders holding NCR stock in street name through a nominee (such as a bank or broker). However, nominees may have different procedures and stockholders holding NCR stock in street name should contact their nominees to determine whether they will be affected by the Transaction.

 NOTE: If you are a beneficial owner of fewer than 10 shares of NCR stock and want to have your shares exchanged for cash in the Transaction, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner so that you will be considered a holder of record immediately prior to the reverse split.

Current and Former NCR Employees and Directors:

   If you are an employee or director of NCR (or a former employee or director), you may own NCR restricted stock and/or hold options to purchase NCR stock through the NCR Management Stock Plan or options to purchase NCR stock under the NCR WorldShares Plan. In addition, you may have purchased NCR stock through the Employee Stock Purchase Plan or invested in NCR stock under the NCR Savings Plan.

   If you hold your NCR stock acquired under the NCR Employee Stock Purchase Plan in street name through Merrill Lynch, Pierce, Fenner and Smith

Incorporated, the Transaction will not affect your holdings. Similarly, if you have invested in NCR stock under the NCR Savings Plan, the Transaction will not affect that investment. In addition, the Transaction will not affect the number of options you hold to acquire NCR stock under either of the Company's stock plans. If you hold fewer than 10 restricted shares of NCR stock in a registered account, those shares would be converted into the right to receive cash under the Transaction; however, the Company does not believe that there are any such accounts.

Determination of Trading Value

   In order to avoid the expense and inconvenience of issuing fractional shares to registered stockholders who hold fewer than 1 share in a record account after the reverse split, under Maryland state law, NCR may either arrange for the sale of these fractional shares or pay cash for their fair value. If stockholders approve this proposal at the annual meeting and the Transaction is completed, the Board of Directors will elect either to arrange for NCR's transfer agent to sell these fractional shares on the open market, or to have NCR pay cash for the fractional shares based on the trading value of the NCR common stock that is cashed out. The board will make this decision, in its sole discretion, as soon as practicable after the annual meeting and will publicly announce its decision in a press release and post it on our website at http://www3.ncr.com/press release/. The details of each of the board's options and the manner of determining trading value under each option are summarized in the following chart:

           Option                                    Determination of Trading Value
-----------------------------------------------------------------------------------------------------------
  Purchase of Fractional    The Cashed-Out Stockholders will receive cash equal to the trading
  Shares: NCR will          value of the shares they held immediately prior to the reverse split in
  purchase the fractional   record accounts with fewer than 10 shares of NCR stock. The trading
  shares from the Cashed-   value of each outstanding share of NCR stock at that time will be based
  Out Stockholders.         on the average daily closing price per share of NCR common stock on the New York Stock Exchange for the ten trading days immediately before and including May 14, 1999, without interest.

-----------------------------------------------------------------------------------------------------------
  Arrange for the Sale of   As soon as practicable after May 14, 1999, the exchange agent will
  Fractional Shares on the  sell the aggregated fractional shares of the Cashed-Out Stockholders at the
  Open Market: The          prevailing prices on the open market. The sale will be executed on the fractional shares of the  New York Stock Exchange through one or more firms in round lots to
  Cashed-Out Stockholders   the extent practicable. NCR expects that the exchange agent will conduct the
  will be aggregated and    sale in an orderly fashion at a reasonable pace. Based on the average daily
  sold by the Company's     trading volume for NCR's stock on the New York Stock Exchange as of
  transfer agent, Boston    February 8, 1999, we expect that it will take at least 14 business days to
  EquiServe, acting as an   sell all of the aggregated fractional shares. If the exchange agent attempts exchange agent on behalf  to sell these shares too quickly, it could hurt the sales price for the shares.
  of the Cashed-Out         There can be no assurance as to the sales price that the exchange agent
  Stockholders.             will receive for the aggregated fractional shares.

                            After completing the sale of all the aggregated fractional shares, the exchange agent will make a cash payment (without interest) equal to each Cashed-Out Stockholder's proportionate interest in the net proceeds from the sale of the aggregated fractional shares. NCR will pay all of the commissions and other out-of-pocket transaction costs in connection with the sale. Until the proceeds of the sale have been distributed, the transfer agent will hold the proceeds in trust for the Cashed-Out Stockholders.
                            As soon as practicable after the determination of the amount of cash to be paid in place of fractional shares, the transfer agent will pay the cash to the
                            Cashed-Out Stockholders as described above in "Effect of Transaction on
                            NCR Stockholders."

Effect of the Transaction on NCR

   The Transaction will not affect the public registration of NCR's common stock with the SEC under the Securities Exchange Act of 1934, as amended. Similarly, we do not expect that the Transaction will affect the Company's application for continued listing of NCR common stock on the New York Stock Exchange.

   NCR's Charter currently authorizes the issuance of 500 million shares of common stock. The number of authorized common stock will not change as a result of the Transaction. On February 8, 1999, there were 99,366,078 shares of NCR common stock issued and outstanding. If the board elects to arrange for the sale of the Cashed-Out Stockholders' fractional shares on the open market, there will be no effect on the number of issued and outstanding shares of NCR stock. On the other hand, if the board elects to purchase the fractional shares of the Cashed-Out Stockholders, the total number of outstanding shares of NCR common stock will be reduced by the number of shares held by the Cashed-Out Stockholders immediately prior to the reverse split. Under this second option, based on our best estimates if the Transaction had taken place as of February 8, 1999, the number of outstanding shares of NCR common stock would have been reduced by the Transaction from 99,366,078 to approximately 97,123,078 or by approximately 2,243,000. In addition, the number of registered holders of NCR common stock would have been reduced from approximately 969,900 to 372,600 or by approximately 597,300 stockholders.

   We have no current plans to issue common stock other than pursuant to the Company's existing stock plans. However, if the number of additional authorized but unissued shares was increased, the board would have more flexibility in the management of the Company's capitalization and its ability to provide stock-based incentives to its officers and other employees. Unless legally required to do so, we will not seek further stockholder authorization before issuing NCR stock. Stockholders will not have any preemptive or other preferential rights to purchase any of NCR's stock that may be issued by the Company in the future, unless such rights are specifically granted to the stockholders.

   If the Board of Directors opts to purchase the fractional shares from the Cashed-Out Stockholders, the total number of shares that will be purchased and the total cash to be paid by the Company are unknown. However, if the Transaction had been completed as of February 8, 1999, when the average daily closing price per share of NCR stock on the New York Stock Exchange for the ten trading days immediately preceding and including such date was $46.59, then the cash payments that would have been issued to Cashed-Out Stockholders instead of fractional shares would have been approximately $104,501,370, with approximately 2,243,000 shares purchased by the Company. The actual amounts will depend on the number of Cashed-Out Stockholders on May 14, 1999, which will vary from the number of such stockholders on February 8, 1999. In addition, we do not know what the average daily closing price per share of NCR stock on the New York Stock Exchange for the ten trading days prior to and including May 14, 1999 will be or, if applicable, what the net proceeds of the sale of the aggregate fractional shares by the exchange agent will be.

   The par value of NCR's common stock will remain at $.01 per share after the Transaction under either option available to the board under Maryland law.

Stock Certificates

   In connection with the Transaction, NCR's common stock will be identified by a new CUSIP number. This new CUSIP number will appear on any stock certificates representing shares of NCR common stock after May 14, 1999. The Transaction will not affect any certificates representing shares of common stock or the book-entry account records held by registered stockholders owning 10 or more shares immediately prior to the reverse split. Old certificates held by any of these stockholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate. Any stockholder with 10 or more shares immediately prior to the reverse split who wants to receive a certificate bearing the new CUSIP number can do so at any time by contacting NCR's transfer agent at 1-800-627-2303 for instructions on how to surrender old certificates. After May 14, 1999, an old certificate presented to an exchange agent in settlement of a trade will be exchanged for a new certificate bearing the new CUSIP number.

   As described above, any Cashed-Out Stockholder with share certificates will receive a letter of transmittal after the Transaction is completed. These stockholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to NCR's transfer agent before they can receive cash payment for those shares.

Certain Federal Income Tax Consequences

   We have summarized below certain federal income tax consequences to the Company and stockholders resulting from the Transaction. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received NCR stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

   We believe that the Transaction will be treated as a tax-free
"recapitalization" for federal income tax purposes. This will result in no material federal income tax consequences to the Company.

   The federal income tax consequences to stockholders will depend in part on whether the board chooses to arrange for the sale of the Cashed-Out Stockholders' fractional shares on the open market, or to purchase these fractional shares directly. See "Determination of Trading Value" above. The tax consequences of these alternatives are discussed below.

Federal Income Tax Consequences to Stockholders
Who Are Not Cashed Out by the Transaction:

   If you (1) continue to hold NCR stock immediately after the Transaction, and (2) you receive no cash as a result of the Transaction, you will not recognize any gain or loss in the Transaction and you will have the same adjusted tax basis and holding period in your NCR stock as you had in such stock immediately prior to the Transaction.

Federal Income Tax Consequences to Cashed-Out Stockholders:

   1. NCR's Board Chooses to Arrange for Sale of the Fractional Shares on the Open Market.

   If you receive cash as a result of the Transaction, you will recognize capital gain or loss in an amount equal to the difference between the cash you received in the Transaction and your aggregate adjusted tax basis in the shares of NCR stock cashed out, provided you have held such stock for the required period of time. See "Maximum Tax Rates Applicable to Capital Gain" below.

   2. NCR's Board Chooses to Purchase the Fractional Shares Directly.

   If you receive cash as a result of the Transaction, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold NCR stock immediately after the Transaction, as explained below.

  a. Stockholders Who Exchange All of Their NCR Stock for Cash as a Result of the Transaction.

   If you (1) receive cash in exchange for a fractional share as a result of the Transaction, (2) you do not continue to hold any NCR stock immediately after the Transaction, and (3) you are not related to any person or entity which holds NCR stock immediately after the Transaction, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

   If you are related to a person or entity who continues to hold NCR stock immediately after the Transaction, you will recognize gain in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend," or (2) is a "substantially disproportionate redemption of stock," as described below.

  . "Not Essentially Equivalent to a Dividend." You will satisfy the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in the Company resulting from the Transaction is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

  . "Substantially Disproportionate Redemption of Stock." The receipt of cash in the Transaction will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of NCR stock owned by you immediately after the Transaction is less than 80% of the percentage of shares of NCR stock owned by you immediately before the Transaction.

   In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of the NCR's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain. See "Maximum Tax Rates Applicable to Capital Gain" below.

  b. Stockholders Who Both Receive Cash and Continue to Hold NCR Stock Immediately After the Transaction.

   If you both receive cash as a result of the Transaction and continue to hold NCR stock immediately after the Transaction, you generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of your shares of NCR stock plus the cash received over your adjusted tax basis in the shares, or (2) the amount of cash received in the Transaction. In determining whether you continue to hold stock immediately after the Transaction, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of NCR stock held immediately after the Transaction will be equal to your aggregate adjusted tax basis in your shares of NCR stock held immediately prior to the Transaction, increased by any gain recognized in the Transaction, and decreased by the amount of cash received in the Transaction.

   Any gain recognized in the Transaction will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either (1) is "not essentially equivalent to a dividend" with respect to you, or (2) is a "substantially disproportionate redemption of stock" with respect to you. (Each of the terms in quotation marks in the previous sentence is discussed above under the heading "Stockholders Who Exchange All of Their NCR Stock for Cash as a Result of the Transaction.") In applying these tests, you may possibly take into account sales of shares of NCR stock that occur substantially contemporaneously with the Transaction. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of NCR's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain.

Maximum Tax Rates Applicable to Capital Gain:

   Under the Internal Revenue Service Restructuring and Reform Act of 1998, your net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 20% for sales occurring in taxable years ending after December 31, 1997. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.

   As explained above, the amounts paid to you as a result of the Transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTION, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Appraisal Rights

   Dissenting stockholders do not have appraisal rights under Maryland state law or under the Company's Charter or Bylaws in connection with the Transaction.

Reservation of Rights

   The Board of Directors reserves the right to abandon the Transaction without further action by the stockholders at any time before the filing of the Charter amendments with the Maryland Secretary of State, even if the Transaction has been authorized by the stockholders at the annual meeting.

   The board recommends that you vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy.

-------------------------------------------------------------------------------
 DIRECTORS' PROPOSAL TO APPROVE THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
               AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 1999
                            (Item 3 on Proxy Card)
-------------------------------------------------------------------------------

   Upon the recommendation of the Audit and Finance Committee, which is composed entirely of independent directors, the board appointed PricewaterhouseCoopers LLP as NCR's independent accountants for 1999. The board engaged PricewaterhouseCoopers to audit NCR's consolidated financial statements and to perform certain other non-audit services. PricewaterhouseCoopers has been the Company's independent accounting firm for many years and is a leader in providing audit services to the high technology industry. Given PricewaterhouseCoopers' experience, global presence, and quality audit work in serving the Company, the board believes they are qualified to serve as NCR's independent accountants. The board is asking you to approve this appointment.

   PricewaterhouseCoopers representatives will be at the annual meeting to answer questions and they may also make a statement.

   The board recommends that you vote FOR this proposal. If the stockholders do not approve this proposal, the Audit and Finance Committee and the Board of Directors may, but are not required to, reconsider the appointment. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy.

-------------------------------------------------------------------------------
                             STOCKHOLDER PROPOSAL
                            (Item 4 on Proxy Card)
-------------------------------------------------------------------------------

   We expect the following stockholder proposal to be presented at the annual meeting. Following SEC rules, we are reprinting the proposal and supporting statement as they were submitted to NCR's Corporate Secretary. NCR takes no responsibility for them. The board recommends that you vote AGAINST this proposal for the reasons given after the proposal.

   This proposal was submitted by Robert D. Morse, 212 Highland Avenue, Moorestown, New Jersey 08057. Mr. Morse owned 163 shares of NCR stock in record name as of December 31, 1998.

Mr. Morse's Proposal

   I propose that the Officers and Directors consider the discontinuance of all bonuses immediately, and options, rights, SAR's, etc., after termination of any existing programs for top management.

   This does not include any programs for employees.

   Reasons:

    Management and Directors are compensated enough to buy on open market, just as you and I, if they are motivated.

    Management is already well paid with base pay, life insurance, retirement plans, paid vacations, free use of vehicles, etc.

    Options, rights, SAR;s [sic] etc. are available elsewhere, and a higher offer would induce transfers, not necessarily "hold and retain' qualified persons.

    Compensation with "peer groups', [other similar companies] pay is unfair, as other management could be better or worse. Would they also accept the mistakes of others?

    "Align management with shareowners' is a repeated ploy or "line' to lull us as to continually increasing their take of our assets. Do we get any purchase options at previous rates?

    Please vote YES for this proposal and place an "X-Against All', for #1 proposal on line for "except' directors nominees, until they stop this practice.

    If officers filled out a daily work sheet, what would the output show?

NCR's Response

   Your directors recommend a vote AGAINST this stockholder proposal. In order to attract, retain and motivate qualified managers, NCR must offer a competitive compensation package. Every day NCR competes against other companies on a worldwide basis for customers and skilled employees, including managers and officers. Without competitive compensation, we could not attract and retain the talent that the Company needs to compete in other areas. For this reason, we consider what other companies offer their employees.

   According to studies conducted by Hewitt Associates, an independent benefits consulting firm, over 95% of major U.S. corporations pay bonuses and grant some form of stock-based awards to executives. All of the companies used by the board's Compensation Committee as the "peer group" for evaluating NCR's executive compensation offer bonus and stock awards. Therefore, in determining management compensation, NCR strives for a balance between cash compensation (base pay) and bonuses and stock-based compensation (both of which are performance-based).

   The board believes that both NCR and you, our stockholders, benefit from the use of stock options and performance-based bonuses because they better match employee interests with your interests. For an employee to receive the value of a stock option, the market price of the stock must increase. As a result, top management is motivated to manage the business in a manner that increases stockholder value. Similarly, performance-based bonuses are not paid if the Company does not perform.

   The proponent offers no reason to discontinue bonuses and stock-based compensation solely for top management, while leaving them in place for other employees. To do so could result in top management receiving fixed amounts of compensation regardless of the Company's performance, while other employees would lose portions of their compensation if NCR performed poorly. Not having a performance component would reward equally mediocrity and exemplary performance. Such an outcome would be highly unfair and contrary to the Company's and your interests.

   The board opposes this proposal because it believes the Company's compensation program is structured appropriately and that elimination of bonuses and stock-based compensation for top management is not in the best interests of NCR or its stockholders.

   The board recommends that you vote AGAINST this proposal. Proxies solicited by the Board of Directors will be voted AGAINST this proposal, unless you specify otherwise in your proxy.

   The following performance graph and report of the board's Compensation Committee shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference into such filing.

                               PERFORMANCE GRAPH
-------------------------------------------------------------------------------

   The following graph compares the relative investment performance of NCR stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Technology Sector Index. This graph covers the period of time from the spinoff of NCR from AT&T on December 31, 1996, through December 31, 1998.

                       [PERFORMANCE CHART APPEARS HERE]

                         12/31/96 3/31/97 6/30/97 9/30/97 12/31/97 3/31/98 6/30/98 9/30/98 12/31/98
                         -------- ------- ------- ------- -------- ------- ------- ------- --------
NCR..................... $100.00  $104.46 $ 88.10 $103.72 $ 82.71  $ 98.33 $ 96.65 $ 85.50 $124.16
S&P 500................. $100.00  $102.68 $120.61 $129.64 $133.37  $151.97 $156.99 $141.37 $171.48
S&P Technology Sector... $100.00  $100.64 $122.75 $143.55 $126.04  $151.34 $163.88 $161.52 $216.31

--------
(1) In each case, assumes a $100 investment on December 31, 1996, and reinvestment of all dividends, if any.
(2) Upon the spinoff of NCR from AT&T on December 31, 1996, NCR's stock was trading on the New York Stock Exchange on a when-issued basis. On January 2, 1997, NCR stock began open public trading on the New York Stock Exchange.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
-------------------------------------------------------------------------------

   The Compensation Committee of the Board of Directors, which consists entirely of independent outside directors (the "Committee"), reviews and approves the Company's total compensation philosophy and programs covering executive officers and key management employees. The Committee reviews the performance levels of executive officers and determines the annual base salaries and both cash and equity incentive awards to be paid.

Guiding Principles

   The Company's compensation and benefit programs are designed to attract and retain the best people in the industry. These programs are also intended to recognize corporate, business unit, individual, and team performance through the use of incentives, including equity-based incentives, that reward for the creation of stockholder value and the achievement of key financial, strategic, individual, and team objectives.

Compensation Philosophy

   The Committee relates total compensation levels for the Company's executive officers to the total compensation paid to similarly situated executives of a peer group of companies (the "Peer Group") with which the Company competes for customers and executive talent. To form a basis of comparison, NCR selects the Peer Group under an outside consulting firm's counsel. The Peer Group consists of corporations with similar size and performance characteristics, including industry and technology emphasis. Some of these companies are also included in the S&P Technology Sector Index found under the caption "Performance Graph" above.

   Total compensation is targeted to approximate the median of the Peer Group. However, because of the performance-oriented nature of the incentive programs, total compensation may exceed market norms when the Company's targeted performance goals are exceeded. Likewise, total compensation may lag the market when performance goals are not achieved.

   The Committee will also review the Company's longer term performance as compared to the average performance of the Peer Group, and take such relative performance into account in determining future compensation levels where appropriate.

   The key components of the compensation program for executive officers are base salary, annual incentive compensation, and long-term incentives.

Base Salary

   Salaries for executive officers are determined by the Committee annually, based on review of each executive's level of responsibility, experience, expertise, and sustained corporate, business unit, and individual performance.

Annual Incentive Compensation

   Executive officers participate in the NCR Management Incentive Plan for Executive Officers and are eligible to receive annual cash incentive awards if certain specified objectives are met. Awards for 1998 were based on financial measures of net income, operating margin, and revenue growth, as well as discretionary objectives that varied by work groups. These measures were weighted depending upon the executive officer's area of responsibility. On balance, achievement of compensation objectives was slightly below target for 1998.

   Beginning in 1999, operating margin is replaced by a new profit measure, Operating Income After Capital Charge. The new measure refines the measurement of profits to take into account the effective management of assets, which emphasizes total return more effectively than when profit is measured in isolation from other factors.

Long-Term Incentives

   Long-term incentives for 1998 consisted of stock option grants under the NCR Management Stock Plan. The Committee believes that this type of incentive compensation aligns management's interests with the interests of stockholders.

   Each executive officer is eligible to receive an annual grant of stock options with an exercise price equal to the fair market value of the stock on the grant date. These awards are granted as a part of the executive's total compensation and reviewed accordingly with our Peer Group market results.

Compensation of Chairman and Chief Executive Officer

   Mr. Nyberg participates in the same executive compensation plans that cover the other executive officers, determined according to the same compensation philosophy and principles. For 1998, Mr. Nyberg's annual incentive award under the NCR Management Incentive Plan was based on NCR's performance against the following measures: net income and revenue growth, with a discretionary component, tied to achievement of personal objectives. Mr. Nyberg's 1998 award under this plan was based on the Company meeting its objective under the compensation plan for profit but missing its objective for revenue growth. Mr. Nyberg's stock option award was established based on existing contractual commitments and a review of competitive market data.

   AT&T made an agreement with Mr. Nyberg prior to NCR's spinoff, defining selected parts of his compensation. Pursuant to commitments under this agreement, Mr. Nyberg received the following in 1998: a completion bonus installment payment and a special hiring bonus installment payment.

Policy on Qualifying Compensation for Deductibility

   The Company's policy with respect to the deductibility limit of Section 162(m) of the Internal Revenue code generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interests of the Company and its stockholders. However, the Company reserves the right to authorize the payment of nondeductible compensation if it deems that is appropriate.

Dated: February 18, 1999

                                                    The Compensation Committee:

                                                        Ronald A. Mitsch, Chair
                                                        David R. Holmes
                                                        Linda Fayne Levinson

                            EXECUTIVE COMPENSATION
-------------------------------------------------------------------------------
   The following tables present certain compensation information for our Chairman and Chief Executive Officer and the Company's most highly compensated executives for the year ended December 31, 1998. Each of these five individuals is sometimes referred to as a "Named Executive."

Summary Compensation Table

                                   Annual Compensation        Long-Term Compensation
                       -------------------------------------------------------------------------
                                                               Awards(1)               Payouts
                                                     -------------------------------------------
                                                  Other                 Securities                  All
                                                 Annual  Restricted     Underlying                 Other
                                                 Compen-   Stock         Options/        LTIP     Compen-
         Name and                Salary   Bonus  sation    Awards          SARs        Payouts    sation
    Principal Position      Year   ($)     ($)    $(2)      $(3)           #(4)          $(5)       $(6)
----------------------------------------------------------------------------------------------------------
  Lars Nyberg
   Chairman of the Board,   1998 991,888 665,704  78,836         0(3a)    154,515(4a)       --     523,532
   Chief Executive          1997 873,862 129,500  98,581   129,500(3b)    254,296(4b)       --     536,252
   Officer, and President                                5,000,000(3c)
                            1996 647,658 772,915 129,472   705,206(3d)          0(4c)   489,127  2,327,921
                                                            98,852(3e)
----------------------------------------------------------------------------------------------------------
  William Eisenman          1998 364,237 105,287   5,518         0(3a)     50,000(4a)       --       6,000
   Senior Vice President    1997 301,351  10,850   4,997    21,700(3b)     59,904(4b)       --       8,508
   Worldwide Customer       1996 266,915 204,156   9,578   134,090(3d)     17,742(4c)       --       5,937
   Services
----------------------------------------------------------------------------------------------------------
  Tony Fano                 1998 332,416 208,802   4,888         0(3a)     26,667(4a)       --       4,651
   Senior Vice President    1997 308,659  10,850  12,369    21,700(3b)     53,026(4b)       --       6,044
   Retail Solutions Group   1996 303,009 171,084  26,241   153,318(3d)     17,742(4c)         0      5,625
----------------------------------------------------------------------------------------------------------
  Per-Olof Loof(7)          1998 375,185 135,366     --          0(3a)     50,000(4a)       --         --
   Senior Vice President    1997 340,065  45,449  45,383    23,620(3b)     53,026(4b)       --          27
   Financial Solutions                                      44,779(3e)
   Group                    1996 339,174 192,780     --    155,762(3d)     17,742(4c)         0          0
----------------------------------------------------------------------------------------------------------
  Hideaki Takahashi(8)      1998 449,035 254,842 205,271         0(3a)     50,000(4a)       --      84,393
   Chairman, NCR Japan,     1997 375,823  11,932  42,771    24,397(3b)     53,026(4b)       --      38,327
   Ltd.                     1996 327,706 196,627     --    206,288(3d)     14,206(4c)         0          0
   Senior Vice President                                    61,153(3e)

--------
(1) Prior to 1997, all awards were based on AT&T common stock. On January 2, 1997, all outstanding awards of AT&T stock options and restricted stock units (except for certain AT&T restricted stock units that Mr. Nyberg received from AT&T in 1995) were replaced with comparable awards based on NCR stock. These replacement awards were converted from AT&T to NCR stock under a conversion formula to preserve the economic value of the awards at the time of NCR's spinoff from AT&T on December 31, 1996.

    The amounts shown in the column "Restricted Stock Awards" represent the dollar value of such awards on the date originally granted. These amounts did not change when they were replaced after the spinoff from AT&T. The amounts shown for stock options represent the number of shares of NCR common stock underlying such options.

(2) The amounts shown include (a) dividend equivalents paid with respect to long-term restricted stock units and performance shares prior to the end of the three-year performance period, (b) tax payment reimbursements, (c) the value of certain personal benefits and perquisites, and (d) relocation reimbursements. In accordance with SEC rules, perquisites and personal benefits have been omitted when such compensation is less than $50,000 or 10% of the Named Executive's salary and bonus for that year.

(3) The amounts shown represent the dollar value of restricted stock awards on the date of grant. Awards shown for 1996 and 1997 were granted under (i) the NCR Long Term Incentive Program (the "LTIP"), a program offered under the NCR Management Stock Plan, (ii) the 1987 AT&T Long Term Incentive Plan, and (iii) other NCR restricted stock award programs. Any awards granted under the AT&T plan were converted to awards based on NCR stock upon the spinoff. No restricted stock awards were granted for performance in 1998.
  On December 31, 1998, the aggregate value of the unvested restricted stock awards granted to each of the Named Executives (including any NCR replacement awards for AT&T restricted stock awards that were converted at spinoff) was as follows:

                                                               Restricted Stock
                                                                    Awards
                                                              ------------------
                                                                         Number
                                                                Dollar     of
                                                                Value    Shares
                                                              ---------- -------
      Mr. Nyberg............................................. $7,271,765 174,174
      Mr. Eisenman........................................... $  186,414   4,465
      Mr. Fano............................................... $  209,084   5,008
      Mr. Loof............................................... $  280,727   6,724
      Mr. Takahashi.......................................... $  438,751  10,509

    These amounts are based on a stock price of $41.75 per share as of the close of business on December 31, 1998. The restricted stock awards are described in further detail in notes 3(a) through 3(e) below.

(a) In December 1997, the Compensation Committee discontinued NCR's LTIP. Therefore, no restricted stock awards were made under this plan for performance in 1998.

(b) In February 1998, NCR's Compensation Committee granted performance-based awards of NCR restricted stock units under the LTIP. These awards were based on performance objectives in 1997 and are payable after a three-year cycle ending in 1999. The Named Executives each received the following number of shares of restricted stock under this grant: Mr. Nyberg--4,059, Mr. Eisenman--681, Mr. Fano--681, Mr. Loof--741, and Mr. Takahashi--765.

    The awards under NCR's LTIP for the 1997-1999 performance cycle (as well as the 1996-1998 performance cycle awards under the LTIP and the replacement award granted to Mr. Nyberg for the 1996-1998 performance cycle, both of which are described in note 4(d) below) will vest in one installment at the end of the respective cycle and be payable in the first quarter following the end of that three-year cycle, with certain exceptions in the case of death, disability, or retirement. For example, awards granted under the 1997-1999 cycle will vest in one installment at the end of 1999 and be payable in the first quarter of 2000 if the officer remains employed by NCR for the three full years ending December 31, 1999. Awards are distributed as common stock, or as cash equal to the value of the underlying shares, or partly in common stock and partly in cash. Dividend equivalents, if any, on these awards are paid in cash.

(c) In January 1997, NCR granted Mr. Nyberg a special award of 149,533 restricted shares of NCR stock under a letter agreement with AT&T, dated June 7, 1996. This award will become fully vested (i) in September 1999, provided Mr. Nyberg is still employed by NCR as of that date, or (ii) prior to that date if he dies, becomes disabled, is involuntarily terminated other than for cause, or voluntarily terminates following certain specified occurrences. Dividends, if any, are reinvested in additional shares of restricted stock and are subject to the same provisions as the original award.

(d) In January 1997, the Compensation Committee granted performance-based awards of NCR restricted stock units under the LTIP. These awards were based on performance in 1996 and payable at the end of a three-year cycle in 1998. Each of the Named Executives (except Mr. Nyberg) received the following number of shares of restricted stock under this grant: Mr. Eisenman--3,784, Mr. Fano--4,327, Mr. Loof--4,396, and Mr. Takahashi-- 5,822.

    In addition, in January 1997, the Compensation Committee granted awards of NCR restricted stock units, to replace AT&T stock awards previously granted by AT&T to the Named Executives, as follows. First, performance share awards granted to the Named Executives (except Mr. Nyberg) under the AT&T Long Term Incentive Plan were replaced. Second, NCR replaced an award granted to Mr. Nyberg without performance criteria by the AT&T Compensation Committee under AT&T's Long Term Incentive Plan for the 1996-1998 cycle. Finally, other outstanding AT&T restricted stock awards granted to Mr. Nyberg under AT&T's plans were replaced, except for one award of AT&T restricted stock that he received in 1995.

(e) In 1997, Mr. Loof received 1,587 restricted shares of NCR common stock under one of NCR's supplemental retirement plans (referred to below as the "Officer Plan II" under the caption "Pension Plans"). In 1996, Messrs. Nyberg and Takahashi received restricted shares of AT&T common stock under such plan. These awards were replaced with awards of NCR restricted stock on January 2, 1997. The replacement awards were 2,519 shares for Mr. Nyberg and 1,558 shares for Mr. Takahashi. Dividends, if any, on any shares granted under the Officer Plan II are reinvested in additional shares of restricted stock. The value of such awards at the date of grant is reflected in the table. These awards vest at age 55 provided the officer is still employed by NCR as of that date, and become freely transferable at age 62.

(4) For 1997 and 1998, amounts shown represent the number of shares of NCR common stock underlying the options on the date originally granted. For 1996, amounts shown represent the number of shares of NCR common stock that would have been underlying the original AT&T stock option grants on the date originally granted based on a conversion formula to preserve the economic value of such grants at the time of the spinoff.

(a) On February 18, 1998, NCR's Compensation Committee granted the Named Executives management stock options under the NCR Management Stock Plan. In addition, on December 17, 1998, this committee also granted Mr. Nyberg options for 75,000 shares of NCR stock under the NCR Management Stock Plan.

(b) On January 2, 1997, the Compensation Committee granted the Named Executives options under three different programs. First, these executives received special turnaround spinoff grants under the NCR Management Stock Plan. Second, the Named Executives received management stock option grants for NCR common stock under the NCR Management Stock Plan. Third, each Named Executive received options under the NCR WorldShares Plan as part of a company-wide grant to employees in connection with the achievement of certain performance goals in 1996. The aggregate number of shares of NCR common stock underlying the turnaround, management, and WorldShares options is listed in the table for 1997.

(c) In addition, on January 2, 1997, the Compensation Committee granted the Named Executives replacement awards for those options granted under the AT&T Long Term Incentive Plan that were unexercised at the spinoff. These grants replaced options for AT&T common stock that expired by their terms upon the spinoff because the Named Executives were no longer employed by AT&T after December 31, 1996. The unexercised AT&T options were replaced with options for NCR common stock based on a conversion formula to preserve the economic value of such awards at the time of the spinoff. The expiration date and vesting schedule of the original grants were not changed in the replacement option grants.

(5) For 1996, this column shows payment to Mr. Nyberg under the AT&T Long Term Incentive Plan of performance units for the 1993-1995 cycle. Awards made under NCR's LTIP are not included in this column because awards of restricted stock units under this plan are listed at the date of grant in the "Restricted Stock Awards" column.

(6) The Company provides the Named Executives with certain group life, health, medical, and other non-cash benefits generally available to all salaried employees and not included in this column in accordance with the SEC's rules. The amounts shown in this column include the following:

   . Payments to Mr. Nyberg under certain letter agreements between Mr. Nyberg and AT&T. For a summary of the letter agreements with Mr. Nyberg, see the caption "Employment and Termination of Employment Agreements and Change in Control Arrangements" below. In 1998, Mr. Nyberg received (i) $375,000 for a lump-sum completion bonus under a June 7, 1996 letter agreement with AT&T, and (ii) $39,333 for a special hiring bonus under a July 13, 1995 letter agreement with AT&T.

   . Insurance premium payments to Mr. Nyberg for a split-dollar life insurance policy. In 1998, this payment was $103,199.

    . Matching contributions by the Company to the NCR Savings Plan for participating Named Executives. In 1998, NCR's matching contributions were $6,000, $6,000, and $4,651 for Messrs. Nyberg, Eisenman, and Fano, respectively.

    . For Mr. Takahashi, payment of $84,393 in 1998 for his international expatriate assignment.

(7) Salary, bonus, and all other annual compensation paid to Mr. Loof is reported in U.S. dollars although it is paid in U.K. pound sterling. The values listed above are based on the following currency conversion rates:
    $1.6595 (1998), $1.6508 (1997), and $1.713 (1996) per U.K. pound sterling.
    The conversion rates used were those rates published by Reuters News Service on the last day of December of each year.

(8) Until March 31, 1999, Mr. Takahashi is a Senior Vice President of NCR and Chairman of NCR Japan, Ltd. Beginning April 1, 1999, he will continue to serve as a Director and Advisor to the Chairman of NCR Japan, Ltd. From June 1, 1998 to January 1, 1999, Mr. Takahashi was also the Senior Vice President, Worldwide Field Operations, for NCR. Salary, bonus, and all other compensation paid to Mr. Takahashi is reported in U.S. dollars although it is paid in Japanese yen and, for part of 1997 and 1998, in Singapore dollars. The values listed above are based on the following currency conversion rates: $.008814 (1998), $.007659 (1997), and $.008624
    (1996) per Japanese yen, and $.6054 (1998) and $.594354 (1997) per
    Singapore dollar. The conversion rates used were those rates published by Reuters News Service on the last day of December of each year.

Option Grants In 1998

                                     Individual Grants (1)
                     ------------------------------------------------------
                      Number of  Percent of                        Grant
                       Shares      Total                            Date
                     Underlying   Options   Exercise              Present
                       Options   Granted to   Price   Expiration   Value
  Name               Granted (#) Employees  ($/Share)    Date      ($)(2)
---------------------------------------------------------------------------
  Lars Nyberg          79,515      2.74%    31.90625    2/18/08  $1,101,283
                       75,000      2.58%    37.90625   12/17/08  $1,188,750
---------------------------------------------------------------------------
  William Eisenman     50,000      1.72%    31.90625    2/18/08  $  692,500
---------------------------------------------------------------------------
  Tony Fano            26,667       .92%    31.90625    2/18/08  $  369,338
---------------------------------------------------------------------------
  Per-Olof Loof        50,000      1.72%    31.90625    2/18/08  $  692,500
---------------------------------------------------------------------------
  Hideaki Takahashi    50,000      1.72%    31.90625    2/18/08  $  692,500


(1) This table shows management options under the NCR Management Stock Plan. These options become exercisable in 33 1/3% increments over three years, provided the officer is still employed by NCR, with certain exceptions in the case of death, disability, or retirement.

(2) In accordance with SEC rules, we chose the Black-Scholes option pricing model to estimate the present value of the options on the grant date. NCR's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require certain assumptions to be made. The following assumptions were made for purposes of calculating the present values of the options listed above: volatility at 40%, dividend yield at 0%, an expected term of 5 years, and interest rate of 5.35%. The real value of the options in this table depends upon the actual performance of the NCR stock underlying the options during the applicable period. The value of Mr. Nyberg's option for 75,000 shares of NCR stock assumed an interest rate of 4.36% with all other assumptions the same as above.

Aggregated Option Exercises in 1998 and Year-End Values

                                                         Value of
                                         Unexercised   In-the-Money
                                       Options at Year  Options at
                                           End (#)     Year End ($)
                                       -----------------------------
                      Shares
                     Acquired
                        on     Value    Exercisable/   Exercisable/
                     Exercise Realized  Unexercisable  Unexercisable
  Name(1)              (#)      ($)          (2)            (3)
--------------------------------------------------------------------
  Lars Nyberg           --       --          87,008        676,495
                                          1,013,999      3,929,441

--------------------------------------------------------------------
  William Eisenman      --       --          66,579        517,047
                                            113,000        945,367

--------------------------------------------------------------------
  Tony Fano             --       --          79,334        791,291
                                             88,787        716,085

--------------------------------------------------------------------
  Per-Olof Loof         --       --          26,633        152,977
                                            106,050        884,363

--------------------------------------------------------------------
  Hideaki Takahashi   3,584   $82,667        78,361      1,238,005
                                            107,849        920,448


(1) None of the individuals in this table has stock appreciation rights.
(2) This column includes both options granted before and after the spinoff from AT&T. Options granted before the spinoff were granted with respect to AT&T common stock. To the extent these options were outstanding on December 31, 1996, they were replaced on January 2, 1997, with options for shares of NCR stock based on a conversion formula to preserve the economic value of the options at the time of the spinoff.
(3) The value of in-the-money options assumes the closing market price of NCR stock underlying the NCR stock options as of December 31, 1998 ($41.75).

                               ----------------

Pension Plans

   The Company maintains a number of pension plans as part of the compensation and benefits it provides to its employees and executive officers. The plans covering NCR's Named Executives are summarized below.

   If Messrs. Nyberg, Eisenman, Fano, Loof and Takahashi continue in their current positions and retire at age 62, the estimated annual pensions payable to them from NCR's pension plans would be $910,835, $324,000, $367,200, $346,015, and $270,453, respectively. These amounts are straight-life annuity amounts although other optional forms of payment, some with reduced pensions, are available.

   Certain of NCR's nonqualified executive pension plan benefits are supported by a benefits trust, the assets of which are subject to the claims of NCR's creditors. In addition, except for the Officer Plan II (as defined below), benefits under NCR's pension plans are not subject to reductions for Social Security benefits or other offset amounts.

The NCR Pension Plan:

   The Company has a non-contributory pension plan called the NCR Pension Plan which covers all employees based in the U.S., including Messrs. Nyberg, Eisenman, and Fano. The NCR Pension Plan pays a monthly pension benefit and a PensionPlus benefit. These benefits vest after five years of service or reaching age 65. The monthly pension benefit begins at age 62, or may be started between age 55 and 62 in a reduced amount. The PensionPlus benefit may be taken as a lump sum after termination of employment, or may be used to increase the monthly pension benefit.

   The monthly pension benefit is computed by multiplying the following three items: (1) the participant's years of service with the Company, (2) a factor between 1.4% and 1.7%, depending on the participant's total years of service, and (3) the participant's modified average pay. Modified average pay is the average annual base pay and bonus received during a participant's career, with an adjustment to update pay for earlier years when earnings typically were less.

   The PensionPlus benefit is computed as an account balance, although the account is for bookkeeping purposes only. The plan credits a participant's account with 1 1/2% of base pay and bonus, as well as interest credits on the account balance.

The NCR Nonqualified Excess Plan:

   Federal laws limit the amount of pay that may be considered under the NCR Pension Plan. The Company makes up the difference for senior managers with the NCR Nonqualified Excess Plan. The excess plan pays the additional pension benefits that would be paid under the NCR Pension Plan if the federal pay limits were not in effect. Messrs. Nyberg, Eisenman, and Fano are covered by the excess plan.

NCR Mid-Career Hire Supplemental Pension Plan:

   NCR also maintains the NCR Mid-Career Hire Supplemental Pension Plan. This plan covers employees, including Mr. Loof, who are hired by NCR for the first time at age 35 or over at specified management levels, and who terminate with at least five years service at specified levels. The benefit is 1% of annual pay for each year worked for NCR, up to a maximum equal to the number of years between age 30 and the age on the date of hire with NCR.

International Plans:

   Mr. Takahashi is covered by the NCR Japan Directors Pension Plan, which is a non-contributory retirement plan for directors of NCR Japan, Ltd., a majority-owned subsidiary of the Company. Generally, benefits under this plan consist of a lump sum amount for each year as a director, computed by multiplying monthly base pay by a specific multiplier. The multiplier for Mr. Takahashi's benefit is 4.2. Each year's amount is added to the previous total, and the total is increased by a specified interest rate. Mr. Takahashi's benefit is fully vested.

   Mr. Loof is covered by the NCR (Scotland) Pension Plan, which covers employees of NCR Financial Solutions Group Ltd., a majority-owned subsidiary of the Company. This plan is made up of three parts. The first is a non-contributory pension plan paying a monthly pension of 1% of final average pay for each year of service while covered by the plan. The second part is a money purchase plan containing employee contributions of 3%, 4% or 5% of earnings, as selected by the employee, and company matching contributions of 50% of the employee contributions. The third part is a death benefit plan that pays a lump sum death benefit, spouse's pension and children's pension if a participant dies before age 65. The plan uses only the first (Pounds)84,000 of Mr. Loof's pay to compute his benefits. Mr. Loof's benefits are fully vested.

Supplemental Retirement Plans:

   The Company also has two supplemental retirement plans for senior managers. The NCR Senior Executive Retirement, Death & Disability Plan (the "Officer Plan I") covers officers appointed before November 30, 1988, including Messrs. Eisenman and Fano. The Retirement Plan for Officers of NCR (the "Officer Plan II") covers senior managers appointed to specified executive levels after November 30, 1988, including Messrs. Nyberg, Loof, and Takahashi.

   The Officer Plan I pays monthly benefits of 4% of the final average monthly pay per year of a participant's service with the Company (up to a maximum of 15 years). Final average monthly pay is the participant's highest consecutive 36 months of pay in the last six years of employment, including salary, annual bonus, and 50% of certain long-term incentive awards. The pension begins at age 62, or may be started between age 55 and 62 in a reduced amount. The benefit is offset by the participant's Social Security primary insurance amount and any retirement or disability benefits paid under other NCR plans. The plan also pays disability and death benefits.

   Before January 1, 1997, the Officer Plan I contained a change-in-control provision that was triggered when NCR's stockholders approved the merger of NCR with a wholly-owned subsidiary of AT&T in 1991. Messrs. Eisenman and Fano are entitled to benefits under the Officer Plan I that are enhanced by this change-in-control provision. The enhancement includes an additional five years of service, a guaranteed minimum pay for computing the pension, and the ability to begin receiving the pension at any time after age 50, with a more favorable reduction for early retirement.

   The Officer Plan II pays monthly benefits of 2.5% of career average monthly pay for service after becoming a plan participant. The pension begins at age 62, or may be started between age 55 and 62 in a reduced amount. The benefit is offset by the participant's retirement or disability benefits paid under other NCR plans except for the NCR Mid-Career Hire Supplemental Pension Plan. No benefit is payable if a participant terminates employment during the first year covered by the plan. No benefit is payable if a participant terminates employment before age 55, other than by death, with less than 10 years of NCR service. However, a participant will be entitled to plan benefits if employment is terminated after a change in control, as described in the NCR change in control severance plans (see the description of those plans under "Employment and Termination of Employment Agreements and Change in Control Arrangements"). The Officer Plan II also pays death benefits. Prior to 1997, participants in the Officer Plan II received annual awards of NCR restricted stock with a face value equal to 15% of base salary. The restricted stock vests at age 55, if the participant is employed with NCR until then, and becomes freely transferable at age 62.

Employment and Termination of Employment Agreements and Change in Control Arrangements

Letter Agreements with Messrs. Nyberg and Takahashi:

   When NCR spunoff from AT&T at the end of 1996, the Company assumed liability under three letter agreements already in effect between Mr. Nyberg and AT&T. The first agreement, dated April 18, 1995, covered Mr. Nyberg's employment with NCR prior to the spinoff. This agreement included Mr. Nyberg's base salary, a 1995 incentive award, performance unit awards under the AT&T Long Term Incentive Plan, and options to purchase shares of AT&T common stock. On January 2, 1997, the outstanding AT&T performance units were replaced with 30,525 restricted stock unit awards based on NCR common stock under the NCR Management Stock Plan. These replacement awards were intended to preserve the economic value of the original awards at the time of the spinoff.

   Under the second agreement, dated July 13, 1995, Mr. Nyberg was offered a special hiring bonus of $118,000. NCR paid this bonus to Mr. Nyberg in three equal installments on June 1 of each of year from 1996 through 1998. NCR conditioned these payments on Mr. Nyberg's continued employment with NCR as of each payment date. Under the third agreement, dated June 7, 1996, Mr. Nyberg received an annual retention bonus of $375,000. NCR paid this bonus on June 1 of each year from 1996 through 1998. Payment was conditioned only upon Mr. Nyberg's continued employment with NCR as of each payment date. Mr. Nyberg is also entitled to receive a bonus of $3,875,000 from NCR on June 1, 1999, if he is still employed by NCR on that date. If his employment is terminated as a result of death, disability, involuntary termination other than for cause, or termination for good reason, Mr. Nyberg or his heirs will receive a one-time payment of $5,000,000, less any retention bonus payments already received. The 1996 agreement also provides for a bonus of $2,000,000 to be paid to Mr. Nyberg on or after June 1, 1999, if NCR and Mr. Nyberg agree to an employment contract for an additional two-year period beyond June 1, 1999. As required by its 1996 agreement with Mr. Nyberg, prior to the spinoff, NCR established a rabbi trust with assets sufficient to fund the portion of the bonuses which Mr. Nyberg may receive in 1999.

   As required under the terms of the third agreement, on January 2, 1997, NCR granted Mr. Nyberg (1) options to purchase 149,533 shares of NCR stock (valued at $5,000,000 on the date of grant), and (2) 149,533 restricted shares of NCR stock (valued at $5,000,000 on the date of grant.) These options and restricted shares will become exercisable or vest, as applicable, in September 1999.

   In addition, the Company entered into a letter agreement with Mr. Takahashi effective December 17, 1998, in connection with his return to Japan for personal reasons. The letter describes his duties in Japan until his termination of employment on March 31, 1999, for which he will continue to receive his current salary. The letter also describes payments to him as required under NCR policies and benefit plans, including relocation and expatriate support, annual incentive award, stock awards, and pension benefits.

   Under the letter, Mr. Takahashi agreed to resign as Chairman of NCR Japan at the next regularly scheduled NCR Japan shareholders' meeting. He agreed to continue serving as an outside director and advisor to the Chairman for approximately one year, for which NCR will pay him an annual fee.

   Mr. Takahashi agreed not to compete with NCR after his termination of employment and made other future promises to NCR. In exchange, NCR will pay Mr. Takahashi $175,000 on September 1, 1999, which Mr. Takahashi will refund to NCR if he violates the agreement between September 1, 1999, and December 31, 1999.

Change in Control Agreements:

   NCR has a Change in Control Severance Plan for Executive Officers. This plan, which terminates December 31, 2000, provides that executives officers may receive severance benefits if their employment with NCR is terminated as a result of involuntary termination without cause, or voluntary termination for good reason during the three years following certain events (such as an acquisition, merger or liquidation of the Company). These events are called "triggering events." An executive officer may also receive these benefits upon voluntary termination for any reason during the thirteenth month following the month in which the triggering event occurs. The severance benefits include (a) severance pay equal to base pay for three years, (b) payment of the target bonus under the NCR Management Incentive Plan for those three years, (c) reimbursement for any excise tax liability for the severance benefits under Internal Revenue Code Section 4999, (d) continued medical insurance coverage for the officer and eligible dependents and continued life insurance coverage for the officer, (e) outplacement services, and (f) financial counseling. In addition, the officer will be fully vested in any NCR stock options or other stock awards, and any accrued benefit under the Officer Plan II. The officer will no longer receive the severance pay if he or she becomes employed by NCR or an unrelated company. If the officer dies while receiving severance benefits, the benefits will continue to be paid to the officer's estate.

   NCR also has a change in control agreement with Mr. Nyberg that contains the same terms as the change in control plan for the executive officers. However, the severance payments for Mr. Nyberg also include payment of target long-term incentive bonuses for the severance pay period. Mr. Nyberg's change in control agreement terminates December 31, 2000.

                                 OTHER MATTERS
-------------------------------------------------------------------------------

   The Board of Directors does not know of any matters which will be brought before the annual meeting other than those listed in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed form of proxy will have discretion to vote in accordance with their best judgment.

                            ADDITIONAL INFORMATION
-------------------------------------------------------------------------------

Cost of Proxy Solicitation

   We will pay the expenses of soliciting proxies in connection with the annual meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. We have hired Georgeson & Company, Inc. to assist in the solicitation of proxies, at an estimated cost of $17,000, plus reimbursement of reasonable out-of-pocket expenses.

   In accordance with the SEC and the New York Stock Exchange rules, NCR will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their expenses of sending proxies and proxy materials to the beneficial owners of NCR common stock.

Procedures for Stockholder Proposals and Nominations

   Under NCR's Bylaws, nominations for director may be made only by (1) the Board of Directors or a committee of the board, or (2) a stockholder entitled to vote who has delivered notice to the Company within 90-120 days before the first anniversary of last year's annual meeting.

   Our Bylaws also provide that business may not be brought before an annual meeting unless it is (1) specified in the notice of meeting (which includes stockholder proposals that the Company is required to include in its proxy statement under SEC Rule 14a-8), (2) brought before the meeting by or at the direction of the board, or (3) brought by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within 90-120 days before the first anniversary of last year's annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in the Company's proxy statement.

   A copy of the full text of the Company's Bylaws may be obtained upon written request to the Corporate Secretary at the address provided above.

Stockholder Proposals for 2000 Annual Meeting

   Stockholders interested in presenting a proposal for consideration at NCR's annual meeting of stockholders in 2000 must follow the procedures found in SEC Rule 14a-8 and the Company's Bylaws. To be eligible for inclusion in the Company's 2000 proxy materials, all qualified proposals must be received by NCR's Corporate Secretary no later than November 5, 1999.

   The above notice and proxy statement are sent by order of the Board of Directors.

                                                        Laura K. Nyquist
                                                        Corporate Secretary

Dated: March 4, 1999

                                  Appendix A

                                NCR CORPORATION

                             ARTICLES OF AMENDMENT

   NCR CORPORATION, a Maryland corporation, having its principal office in Montgomery County, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

   First: The Corporation hereby effects a reverse stock split by changing and reclassifying each 10 shares of Common Stock, par value $.01 per share, of the Corporation, which is issued and outstanding at 6:00 p.m. on the effective date of this amendment, into one share of such Common Stock, par value $.01 per share.

   Fractional shares held by record stockholders who as a result of the reverse split hold less than one share will be converted into the right to receive the fair value of such fractional interests as determined by the Board of Directors of the Corporation.

   Second: The amendment does not increase the authorized stock of the Corporation.

   Third: The foregoing amendment to the Charter and reduction in the stated capital of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

   Fourth: The foregoing amendment to the Charter will become effective at 6:00 p.m. on May 14, 1999.

   In Witness Whereof, NCR Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary
on             , 1999.

Witness:                                 NCR Corporation


-------------------------------------    By: __________________________________
Secretary                                   President

   The Undersigned, President of NCR Corporation, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.
                                         --------------------------------------
                                         President

                                NCR CORPORATION

                             ARTICLES OF AMENDMENT

   NCR Corporation, a Maryland corporation, having its principal office in Montgomery County, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

   First: The Corporation hereby effects a forward stock split by changing and reclassifying each 1 share of Common Stock, par value $.01 per share, of the Corporation, which is issued and outstanding at 6:01 p.m. on the effective date of this amendment, into ten shares of such Common Stock, par value $.01 per share.

   Second: The amendment does not increase the authorized stock of the Corporation.

   Third: The foregoing amendment to the Charter and increase in the stated capital of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

   Fourth: The foregoing amendment to the Charter will become effective at 6:01 p.m. on May 14, 1999.

   In Witness Whereof, NCR Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary
on           , 1999.

Witness:                                 NCR Corporation

_____________________________________    By: __________________________________
Secretary                                   President

   The Undersigned, President of NCR Corporation, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.
                                         ______________________________________
                                         President

                                  Detach Here
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


                                               1999 ANNUAL STOCKHOLDERS MEETING
                                               RESERVATION REQUEST FORM

  If you plan to attend the 1999 Annual Stockholders Meeting of NCR Corporation, please complete the following information and return to Laura K. Nyquist, Corporate Secretary, NCR Corporation, 1700 South Patterson Blvd., Dayton, Ohio 45479.

     Your name and address:          ---------------------------------

                                     ---------------------------------

                                     ---------------------------------

     Number of shares of NCR common stock you hold:

                                     ---------------------------------

  If the shares listed above are not registered in your name, identify the name of the registered stockholder below and include evidence that you beneficially own the shares.

     Registered stockholder:         ---------------------------------
     (name of your bank, broker,
     or other nominee)

                           THIS IS NOT A PROXY CARD

[NCR LOGO APPEARS HERE]                           NCR Corporation
                                                  1700 South Patterson Boulevard
                                                  Dayton, OH 45478-0001
c/o BankBoston
P.O. 9398
Boston, MA 02205-9398


Instructions for Voting Your Proxy
----------------------------------

NCR is offering its stockholders two ways of voting: either by mail or via the Internet. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. NCR encourages you to use this cost-effective and convenient way of voting.

INTERNET VOTING
     . Visit our Internet voting website at http://www.eproxyvote.com/ncr 24 hours a day, 7 days a week.
     . Enter the Control Number above your name and follow the instructions on your computer screen.
     .  Your vote will be confirmed and cast as you directed.
     . There may be Internet charges (usage or server fees) that must be paid by the stockholder.

VOTING BY MAIL
     . Simply mark, sign, and date your proxy card and return it in the postage-paid envelope.
     .  If you are voting via the Internet, please do not mail your proxy card.

Electronic Distribution
-----------------------

     If you would like to receive NCR's future proxy statements and annual reports electronically, please visit http://www.econsent.com/ncr.

Internet Account Access
-----------------------

     It is now possible for you to access your stockholder account information via the Internet. To do so, please visit http://www.ncr.com/graphics/ investor_info.htm.

     NCR's Annual Meeting of Stockholders will be held at 9:30 a.m. on April 15, 1999, at NCR's Sugar Camp Education Center, 101 W. Schantz Ave., Dayton, OH 45479. Please see your proxy statement for instructions should you wish to attend the meeting.

                         PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
--- Please mark
 X  votes as in
--- this example.

    NCR's Board of Directors recommend a vote "FOR" proposals 1, 2, and 3, and "AGAINST" proposal 4.
--------------------------------------------------------------------------------
                                                          WITHHOLD
1. Election of Class C Directors: (page 5)    FOR ALL     FROM ALL
   (01) Ronald A. Mitsch,                     nominees    nominees
   (02) C.K. Prahalad,                          [_]         [_]
   (03) William S. Stavropoulos
   Election of Class B Director: (page 5)
   (04) James R. Long

FOR ALL EXCEPT the following nominee(s):
                                         ---------------------------------------

2. Amend the Company's Amended and Restated   FOR         AGAINST     ABSTAIN
   Articles of Incorporation to effect a      [_]           [_]         [_]
   reverse stock split followed by a
   forward stock split of NCR's common
   stock (page 9).

3. Approval of the appointment of             FOR         AGAINST     ABSTAIN
   PricewaterhouseCoopers LLP as the          [_]           [_]         [_]
   Company's independent accountants for 1999
   (page 18).

4. Stockholder Proposal--Discontinue          FOR         AGAINST     ABSTAIN
   Executive Incentive Programs               [_]           [_]         [_]
   (page 19).
--------------------------------------------------------------------------------
Discontinue Annual Report; Duplicate Account  [_]

Vote Limitations on Other Side of Card        [_]
-------------------------------------------------

If you attend the meeting and decide to vote by ballot, your ballot will supersede this proxy. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

Signature                                          Date
          --------------------------------------        ------------------------
Signature                                          Date
          --------------------------------------        ------------------------
                Please Sign This Proxy as Name(s) Appear Above.

--------------------------------------------------------------------------------

[NCR LOGO APPEARS HERE]                            PROXY/VOTING INSTRUCTION CARD

NCR Corporation


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR NCR'S ANNUAL MEETING OF STOCKHOLDERS ON APRIL 15, 1999.

The undersigned stockholder of NCR Corporation, a Maryland corporation ("NCR"), hereby appoints Lars Nyberg, David Bearman, and Jon Hoak, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of NCR that the undersigned is entitled to vote at NCR's Annual Meeting of Stockholders to be held in Dayton, Ohio, on April 15, 1999, and at any postponement or adjournment thereof, upon any matter that may properly come before the meeting, or any postponement or adjournment thereof, including the matters described in the accompanying proxy statement. This proxy also provides voting instructions to the trustee of the NCR Savings Plan and to the trustees and administrators of the benefit plans of Lucent Technologies, Inc., AT&T Capital Corporation, or other companies, with respect to shares of NCR common stock the undersigned may hold under such plans for which the undersigned is entitled to vote at said meeting to the extent permitted by such plans and their trustees and administrators.

THE PROXIES OR THE TRUSTEES AND ADMINISTRATORS OF THE PLANS, AS THE CASE MAY BE, WILL VOTE YOUR SHARES IN ACCORDANCE WITH YOUR DIRECTIONS ON THIS CARD. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS. IF YOU ARE AN NCR SAVINGS PLAN OR OTHER BENEFIT PLAN PARTICIPANT ENTITLED TO VOTE AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS AND DO NOT INDICATE YOUR CHOICES ON THIS CARD, THOSE SHARES WILL BE VOTED BY THE TRUSTEES OF SUCH PLANS.

                                                            [LOGO]

News Release
--------------------------------------------------------------------------------
For further media information:          For investor information:

Anthony A. Sprauve                      Sajid Malhotra
937-445-2311 (office)                   937-445-8253 (office)
937-223-1166 (home)                     Sajid.Malhotra@DaytonOH.ncr.com
888-519-7495 (pager)
Anthony.Sprauve@DaytonOH.ncr.com

For Release on March 4, 1999
----------------------------

                    NCR Announces Unique Stock Restructuring
                       Program to Help Small Shareholders

Board approves 1-for-10 reverse stock split followed by a 10-for-1 forward stock split to cash out registered shareholders with fewer than 10 shares

     DAYTON, Ohio -- In a move uniquely designed to give registered shareholders with fewer than 10 shares of NCR stock, an easy and cost-effective way to "cash-out" of their NCR holdings, NCR Corporation today announced a proposed 1-for-10 reverse stock split, to be immediately followed by a 10-for-1 stock split of the company's common stock. NCR said that, if approved by shareholders, the stock splits would occur following the market close on Friday, May 14, 1999, and would be completed prior to the market open the following Monday, May 17, so no trades could be executed in between the splits.

     "The majority of NCR shareholders with fewer than 10 shares of NCR stock did not choose to invest in our company," said David Bearman, NCR Chief Financial Officer and Senior Vice President. "They inherited those shares as a result of the spin-off from AT&T. Many of these shareholders have specifically asked us to devise an effective way to re-deploy their investment. These stock splits let shareholders with very small holdings in NCR receive cash for those shares quickly and easily without costly brokerage fees or commissions, because all associated transaction costs would be absorbed by NCR."

     As a result of NCR's spin-off from AT&T in December 1996, NCR inherited an exceptionally large number of shareholders. Because each AT&T shareholder received one share of NCR stock for every 16 shares of AT&T stock, most of NCR's initial shareholders received odd-lot shareholdings. Despite two buy-back programs, NCR's shareholder base still remains very large with approximately 1 million registered shareholders, an estimated 600,000 of whom own fewer than 10 shares.

     "Typically, a shareholder with five shares of NCR stock would only receive about 80 percent of the gross value if they sold through a broker. Under this initiative, they would receive 100 percent," Bearman said.

     The program described in the company's 1999 proxy statement, if adopted, would offer registered shareholders a simple way to cash out of their odd-lot holdings and, longer-term, reduce the company's expenses. The splits, subject to shareholder approval at the company's April 15, 1999 Annual Meeting in Dayton, Ohio, will involve a one-time cost to the company of approximately $2 million and, going forward, will reduce the company's expenses by over $2 million per year.

     "We intend that only registered stockholders with fewer than 10 shares in a record account before the reverse split be cashed out in the transaction," Bearman explained. "Any registered shareholders who wish to retain their odd-lots may purchase additional shares through their stock broker, or, if they have several accounts registered in the same name, they may consolidate those accounts, so that they have at least 10 shares in one account. This move is not intended to affect any of our beneficial shareholders who own their stock through a nominee such as a bank or broker. However, small beneficial owners of fewer than 10 shares are encouraged to participate by moving their holdings into a record account registered in their own name prior to May 14, 1999."

     In the 1-for-10 reverse stock split, each share of common stock will become 1/10 of a share. Registered shareholders with fewer than 10 shares in their record accounts before the reverse split will be left with less than a whole share. Their shares will be cashed out at no expense to the shareholder. Immediately following the reverse split, the company will transact a 10-for-1 forward stock split. The forward split will restore registered shareholders with 10 or more shares to their original position. Although the transaction is designed to cash-out only those registered shareholders with fewer than 10 shares, beneficial shareholders who own their shares through a nominee (such as a bank or broker) should contact their nominee to determine whether they will be affected by the transaction.

     To determine the value of the cashed-out shares, if approved by shareholders, NCR's Board of Directors will decide at its April meeting whether to purchase the fractional shares from the cashed-out shareholders or to arrange for the sale of the aggregated fractional shares on the open market. If the decision is made to purchase the shares, these shareholders will receive a cash payment equal to the trading value of their cashed-out shares. This value will be based upon the average daily closing price per share of NCR stock on the New York Stock Exchange for the ten trading days immediately before and including May 14, 1999. If the Board decides to sell the shares on the open market, the shares will be aggregated and sold as orderly as possible, over a relatively short period of time, beginning May 14, 1999. After completing the sale of the shares, a cash payment will be made to all cashed-out shareholders, with the value of each share being based upon the average sales price of all of the cashed-out shares that are sold during the sale period.


     About NCR

     NCR Corporation (NYSE: NCR) is in the business of transforming transactions into relationships. NCR is a recognized world leader in data warehousing solutions, ATMs, point-of-sale, high performance scanners, and support services for retail, financial and national accounts markets. NCR's business solutions are built on the foundation of the company's long-established industry knowledge and consulting expertise, value-adding software, global customer support services, a complete line of consumable and media products, and world-leading hardware technology. More information about NCR and its products may be found on the World Wide Web at: http://www.ncr.com.

                                     # # #

                                NCR Stock Split
                        Background Questions and Answers

SUMMARY:
--------

NCR is proposing that stockholders approve a reverse 1-for-10 stock split of NCR's common stock, to be immediately followed by a forward 10-for-1 stock split.

Q:   Why is NCR proposing the stock splits?

A: To reduce the number of small odd-lot positions, providing significant corporate savings and cost benefits to registered shareholders owning less than 10 shares. As of the record date for the 1999 Annual Meeting, February 8, 1999, NCR had approximately 1 million registered stockholders holding NCR stock in a record account. Of these 1 million registered holders, approximately 600,000 held fewer than 10 shares. This proposed transaction will result in estimated savings for the Company of approximately $2 million per year.

Q:   What is the benefit to registered stockholders?

A: Provides a way for registered stockholders to "cash-out" of their small odd-lot positions without transaction costs, such as brokerage commissions or fees. Due to the ratio of NCR shares distributed to AT&T stockholders at the time of the spin-off, many stockholders received odd-lot shares of NCR stock (i.e., less than 100 shares). Because of the inconvenience and high brokerage commissions charged to sell odd-lots, many shareholders have expressed a desire for a low-cost way to receive cash for these holdings. In response, NCR is proposing this transaction, which provides a cost-effective opportunity for shareholders owning fewer than 10 shares to receive cash for their holdings.

Q:   How will I be treated if I own fewer than ten shares in a record account?

A: If the transaction is completed, you will be entitled to receive a cash payment (without interest) based upon the trading value of your cashed-out shares.

Q:   Will I be affected if I own 10 or more shares in my record account?

A: No. The transaction only affects registered holders of fewer than 10 NCR shares.

Q:   What if I hold my shares in street name with my broker?

A: While NCR would have liked to extend the transaction to street name holders, extenuating circumstances prevented us from being able to structure the transaction in that way. Therefore, we do not intend for the proposed transaction to affect stockholders holding NCR stock in street name through a nominee (such as a bank or broker). However, each nominee may have different procedures, therefore, NCR stockholders holding NCR stock in street name should contact their nominees to determine whether they will be affected by the transaction.

     Note: If you hold fewer than 10 shares in street name and want to be cashed-out, you should instruct your nominee to transfer your shares into a record account so they are registered in your name and settled prior to May 14, 1999.

Q:   When will the transaction occur?

A: If NCR's stockholders approve the proposal and the transaction is completed, the reverse and forward splits would take place after the close of the market on Friday, May 14, 1999.

STRUCTURE OF THE TRANSACTION:
-----------------------------

Q:   How does the reverse 1-for-10 stock split portion of the transaction work?

A: If NCR's stockholders approve the proposal and the transaction is completed, after the close of the market on Friday, May 14, 1999, all shares held by registered stockholders will be subject to a reverse 1-for-10 stock split. Any registered stockholder who holds fewer than 10 shares of NCR stock in a record account at 6:00 p.m. on May 14, 1999, will receive a cash payment instead of a fractional share, as permitted under Maryland law (where NCR is incorporated). At its April 15 meeting, NCR's Board will elect either to arrange for the sale of all of the cashed-out stockholders' fractional shares on the open market or to pay cash for such shares after the transaction.

Q:   How does the forward 10-for-1 stock split portion of the transaction work?

A: If the transaction is completed, one minute after the reverse split, at 6:01 p.m. on May 14, 1999, all shares held by registered stockholders who have not been cashed out will be subject to a 10-for-1 forward stock split. This will return those stockholders who are not cashed out in the reverse split to their original share position.

INSTRUCTIONS FOR CASHED-OUT STOCKHOLDERS:
-----------------------------------------

Q: If the transaction is completed, what do I need to do to receive my cash payment if I hold fewer than 10 shares in book entry form with NCR?

A: No action would be required of stockholders who hold all of their shares in book entry.

     Registered stockholders whose cashed-out shares are represented entirely in a registered book entry account will be sent a check as soon as practicable after the effective date of the transaction for those shares.

Q:   What do I do with my stock certificate(s)?

A1: If your record account balance is fewer than 10 shares and is represented entirely by a stock certificate, you will be required to return your stock certificate to NCR's transfer agent, Boston EquiServe, in order to receive the cash payment. If the transaction is approved and completed, you will be sent instructions as to where and when to send your stock certificate(s). DO NOT SEND YOUR CERTIFICATE(S) IN AT THIS TIME.

A2: If your record account balance is 10 shares or greater and is represented entirely by stock certificate(s), you will not be required to take any action. Your current stock certificate contains the CUSIP number, 62886E 10 8, and if the transaction is completed, NCR will be issued a new CUSIP number. You will NOT be required to return your stock certificate to NCR's transfer agent, Boston EquiServe, to receive a new certificate. You may continue to hold your present certificate as evidence of your ownership interest in NCR.

     Note: Although not required, if stockholders would like to receive a new certificate with NCR's new CUSIP number after the transaction, they can contact Boston EquiServe at 800-627-2303.

A3: If your record account balance is 10 shares or greater, and is represented by both book entry shares and/or certificated shares, no action is required.

A4: If your record account balance is fewer than 10 shares, and is represented by both book entry shares and certificated shares, you will be entitled to receive two different checks. If the transaction is approved and completed, you will be sent the first check as soon as practicable after the effective date of the transaction. This check will represent the value of your cashed-out book entry shares. In addition, in a separate mailing you will be sent instructions as to where and when to send your stock certificate(s). Once your certificate(s) has been returned, you will receive a second check for these certificated shares.

Q: What if I am a registered stockholder with fewer than 10 shares in my record account and do not want to be cashed out?

A:   Stockholders in this situation, can either:

     (1) Purchase additional shares on the open market to reach or exceed 10 shares prior to May 14, 1999 (Please note that shares cannot be directly purchased through NCR or its agent, Boston EquiServe); or

     (2) Transfer, consolidate or combine two or more record accounts to reach or exceed 10 shares prior to May 14, 1999.

Stockholders who choose either of these options need to allow sufficient time for their actions to be completed before May 14, 1999. Please keep in mind, when purchasing additional shares, there is a three business day settlement period.


VALUATION OF CASHED-OUT SHARES:
-------------------------------

Q:   How will the value of each cashed-out share be determined?

A: The value of the cashed-out shares will be determined one of two ways, depending upon the decision of NCR's Board of Directors at a meeting following stockholder approval of the transaction. The shares will either be repurchased by the company or sold on the open market. THERE IS NO WAY TO KNOW WHAT THE VALUE OF THE CASHED-OUT SHARES WILL BE AT THIS TIME.

Q: If the Board of Directors decides to repurchase the cashed-out shares, how will their value be determined?

A: In this situation, the value of the cashed-out shares will be based upon the average trading price of NCR stock on the New York Stock Exchange for the 10 trading days immediately preceding and including May 14, 1999, without interest.

Q: If the Board of Directors decides to sell the cashed-out shares on the open market, how will their value be determined?

A: In this situation, the Board will arrange for the sale of the cashed-out shares on the open market, as soon as practicable after May 14, 1999. NCR expects that its transfer agent, Boston EquiServe, will sell the shares at the prevailing prices on the open market. Due to the large number of shares that will need to be sold, NCR believes that this process may take in excess of 14 business days. Following the sale of all of the cashed-out shares, Boston EquiServe will make a cash distribution (without interest) to the cashed-out stockholders. The cash payment each stockholder receives will be based on the average of the prices of all the cashed-out shares that Boston EquiServe sells on behalf of NCR.

Q:   When will I receive a check for my cashed-out shares?

A: If the Board decides to repurchase the shares, then checks for book entry shares will be mailed within approximately 2 weeks after May 14, 1999.

     If the Board decides to sell the shares on the open market, checks for book entry shares will be mailed after all the cashed-out shares have been sold on the open market. It is estimated that this exercise could take in excess of 14 business days to complete the sale and then another 7 days to process and mail the checks. In any event, if you own certificated shares, no check will be mailed to you until you surrender your stock certificate(s) to NCR. You will receive instructions about how to surrender your shares at a later time. Do not send any certificates at this time.

Note: Only registered stockholders with an account balance of fewer than 10 shares as of May 14, 1999, will be receiving a check from NCR in this transaction.

OTHER QUESTIONS:
----------------

Q:   Is this a taxable event?

A: The cash you receive for the value of a fractional share is a taxable transaction. A 1099-B tax form will be provided with your proceeds check. A cost basis work sheet, to help you calculate your gain or loss resulting from the transaction, will be enclosed with either the check or instruction package that you will receive from Boston EquiServe. Please consult your tax advisor for further assistance in preparing your tax return.

Q:   Who should I contact if I have additional questions?

A: A detailed description of this transaction has been outlined for stockholders on pages 9-18 of NCR's 1999 Proxy Statement. If, after reading this section you have additional questions, please contact NCR's transfer agent, Boston EquiServe, at:

     1-800-627-2303

     NCR Corporation
     c/o Boston EquiServe
     PO Box 8029
     Boston, MA 02266